Exhibit 10.2(b)

HIGHWOODS/FLORIDA HOLDINGS, L.P.
(“Landlord”)

and

BROWN & BROWN, INC.
(“Tenant”)

OFFICE LEASE

TABLE OF CONTENTS
Section 1:	Basic Definitions and Provisions
	a.	Premises	-5-
	b.	Term	-5-
	c.	Permitted Use	-5-
	d.	Occupancy Limitation	-5-
	e.	Base Rent	-5-
	f.	Rent Payment Address	-6-
	g.	Security Deposit	-6-
	h.	Business Hours	-6-
	i.	Electrical Service	-6-
	j.	After Hours HVAC Rate	-6-
	k.	Parking	-6-
	l.	Construction Fee	-6-
	m.	Broker	-6-
	n.	Notice Addresses	-6-
Section 2.	Leased Premises
	a.	Premises	-7-
	b.	Rentable Square Foot Determination	-7-
	c.	Common Areas	-7-
Section 3:	Term
	a.	Commencement and Expiration Dates	-7-
	b.	Termination by Tenant for Failure to Deliver Possession	-7-
	c..	Right to Occupy	-7-
	d.	Commencement Agreement	-7-
Section 4:	Use
	a.	Permitted Use	-7-
	b.	Prohibited Uses	-7-
	c.	Prohibited Equipment in Premises	-8-
Section 5:	Rent
	a.	Payment Obligations	-8-
	b.	Base Rent	-8-
	c.	Additional Rent	-9-
Section 6:	Security Deposit [Intentionally Omitted]		-9-
Section 7:	Services by Landlord		-9-
	a.	Base Services	-10-
	b.	Landlord's Maintenance	-10-
	c.	No Abatement	-10-
	d.	Tenant's Obligation to Report Defects	-10-
	e.	Limitation on Landlord's Liability	-10-
Section 8:	Tenant’s Acceptance and Maintenance of Premises
	a.	Acceptance of Premises	-10-
	b.	Move-in Obligations	-10-
	c.	Tenant's Maintenance	-11-
	d.	Alterations to Premises	-11-
	e.	Restoration of Premises	-11-
	f.	Landlord's Performance of Tenant's Obligations	-11-
	g.	Construction Liens	-11-
	h.	Communications Compliance	-11-

i

Section 9:	Property of Tenant		-12-
	a.	Property Taxes	-12-
	b.	Removal	-12-
Section 10:	Signs		-12-
Section 11:	Access to Premises
	a.	Tenant's Access	-12-
	b.	Landlord's Access	-12-
	c.	Emergency Access	-13-
Section 12:	Rules and Regulations
	a.	Laws	-13-
	b.	Rules and Regulations	-13-
Section 13:	Compliance with Laws
	a.	Tenant's Compliance	-13-
	b.	Landlord's Compliance	-13-
	c.	ADA Notices	-13-
Section 14:	Insurance Requirements
	a.	Tenant's Liability Insurance	-13-
	b.	Tenant's Property Insurance	-13-
	c.	Certificates of Insurance	-13-
	d.	Insurance Policy Requirements	-13-
	e.	Landlord's Property Insurance	-14-
	f.	Mutual Waiver of Subrogation	-14-
Section 15:	Indemnity
	a.	Indemnity	-14-
	b.	Defense Obligation	-14-
Section 16:	Quiet Enjoyment		-14-
Section 17:	Subordination; Attornment; Non-Disturbance; and Estoppel Certificate
	a.	Subordination and Attornment	-14-
	b.	Non-Disturbance	-15-
	c.	Estoppel Certificates	-15-
Section 18:	Assignment - Sublease
	a.	Landlord Consent	-15-
	b.	Definition of Assignment	-15-
	c.	Permitted Assignments/Subleases	-16-
	d.	Notice to Landlord	-16-
	e.	Prohibited Assignments/Sublease	-16-
	f.	Tenant Not Released	-16-
	g.	Landlord's Right to Collect Sublease Rents Upon Tenant Default	-16-
	h.	Excess Rents	-16-
	i.	Landlord's Fees	-16-
	j.	Unauthorized Assignment or Sublease	-16-
Section 19:	Damages to Premises
	a.	Landlord's Restoration Obligations	-16-
	b.	Termination of Lease by Landlord	-17-
	c.	Termination of Lease by Tenant	-17-
	d.	Tenant's Restoration Obligations	-17-
	e.	Rent Abatement	-17-
	f.	Waiver of Claims	-17-
Section 20:	Eminent Domain
	a.	Effect on Lease	-17-
	b.	Right to Condemnation Award	-18-
Section 21:	Environmental Compliance
	a.	Environmental Laws	-18-
	b.	Tenant's Responsibility	-18-
	c.	Tenant's Liability	-18-
	d.	Limitation on Tenant's Liability	-18-
	e.	Inspections by Landlord	-18-
	f.	Landlord's Liability	-18-
	g.	Property	-18-
	h.	Tenant's Liability after Termination of Lease	-19-

ii

Section 22:	Default
	a.	Tenant's Default	-19-
	b.	Landlord's Remedies	-19-
	c.	Landlord's Expenses	-20-
	d.	Remedies Cumulative	-20-
	e.	No Accord and Satisfaction	-20-
	f.	No Reinstatement	-20-
	g.	Summary Ejectment	-20-
Section 23:	Multiple Defaults
	a.	Loss of Option Rights	-20-
	b.	Increased Security Deposit	-20-
	c.	Effect on Notice Rights and Cure Periods	20-
Section 24:	Bankruptcy
	a.	Trustee's Rights	-20-
	b.	Adequate Assurance	-21-
	c.	Assumption of Lease Obligations	-21-
Section 25:	Notices
	a.	Addresses	-21-
	b.	Form; Delivery; Receipt	-21-
	c.	Address Changes	-21-
	d.	Notice by Legal Counsel	-21-
Section 26:	Holding Over		-21-
Section 27:	Right to Relocate [Intentionally Omitted]		-21-
Section 28:	Broker’s Commissions
	a.	Broker	-22-
	b.	Landlord's Obligation	-22-
	c.	Indemnity	-22-
Section 29:	Miscellaneous
	a.	No Agency	-22-
	b.	Force Majeure	-22-
	c.	Building Standard Improvements	-22-
	d.	Limitation on Damages	-22-
	e.	Satisfaction of Judgments Against Landlord	-22-
	f.	Interest	-22-
	g.	Legal Costs	-22-
	h.	Sale of Premises or Building	-22-
	i.	Time of the Essence	-22-
	j.	Tender of Premises	-23-
	k.	Financial Statements	-23-
	l.	Recordation	-23-
	m.	Partial Invalidity	-23-
	n.	Binding Effect	-23-
	o.	Entire Agreement	-23-
	p.	Good Standing	-24-
	q.	Terminology	-24-
	r.	Headings	-24-
	s.	Choice of Law	-24-
	t.	Effective Date	-24-
	u.	Interlineation	-24-
	v.	Patriot Act, Representation	-24-
	w.	Landlord's Default	-24-

iii

Section 30:	Special Conditions		-24-
Section 31:	Addenda and Exhibits		-24-
	a.	Lease Addendum Number One - “Work Letter”
	b.	Lease Addendum Number One - A - “Building Standard Improvements”
	c.	Lease Addendum Number One - B -- “Approved Space Plan”
	d.	Lease Addendum Number One - C - “Mini-Blind Layout”
	e.	Lease Addendum Number Two - “Additional Rent - Operating Expense Pass Throughs”
	f.	Lease Addendum Number Two - A - “Annual Statement Form”
	g.	Lease Addendum Number Three -“Option to Renew Lease Term”
	h.	Lease Addendum Number Four -- “Intentionally Omitted”
	i.	Lease Addendum Number Five - “Tenant Parking Agreement”
	j.	Lease Addendum Number Five—A-- " Location of Reserved Parking, LakePointe Two Garage”
	k.	Lease Addendum Number Five - B - “Parking Reserved for Other Tenants, LakePointe Two Garage”
	l.	Lease Addendum Number Six - “Radon”
	m.	Lease Addendum Number Seven - “Right of First Offer”
	n.	Lease Addendum Number Seven - A - “First Floor: Right of First Offer Space”
	o.	Lease Addendum Number Seven - B - “Third Floor: Right of First Offer Space”
	p.	Lease Addendum Number Eight—"Cleaning Specifications"
	q.	Exhibit A - Premises
	r.	Exhibit B - Rules and Regulations
	s.	Exhibit C - Commencement Agreement
	t.	Exhibit D - Rooftop License Agreement
	u.	Exhibit E - Monument Signage
	v.	Exhibit F - Subordination, Non-Disturbance and Attornment Agreement

iv

State of Florida:
County of Hillsborough:

OFFICE LEASE

THIS LEASE ("Lease"), made this 1st day of July, 2004, by and between HIGHWOODS/FLORIDA HOLDINGS, L.P.., a Delaware Limited Partnership, By: Highwoods Properties, Inc., as agent, (“Landlord”) and BROWN & BROWN, INC., a Florida corporation, (“Tenant”), provides as follows:

1.	BASIC DEFINITIONS AND PROVISIONS. The following basic definitions and provisions apply to this Lease:

a.	Premises.	Rentable Square Feet:	40,505

		Suite:	400
		Building:	Spectrum
		Street Address:	3101 W. Martin Luther King Boulevard
		City/County:	Tampa / Hillsborough
		State/Zip Code:	Florida / 33607

b.	Initial Term.	Number of Months:	87
		Commencement Date:	As provided in Lease Addendum Number One (the Work Letter). Target Commencement Date is May 15, 2005.
		Expiration Date:	Eighty-seven (87) months from the Commencement Date, as adjusted pursuant to the provisions of Section 3(c).

Estimated Expiration Date August 14, 2012

c.	Permitted Use.		General office

d.	Occupancy Limitation.		No more than six (6) persons per one thousand (1,000) rentable square feet (on average).

e.	Base Rent.		The minimum Base Rent for the Initial Term is $5,161,456.54, payable in monthly installments on the 1st day of each month in accordance with the following Base Rent Schedule:

MONTHS	RATE PSF	MONTHLY RENT	CUMULATIVE RENT
5/15/05 - 5/31/05	$16.80	$56,707.00	$31,097.42
6/1/05 - 11/30/05	$8.40	$28,353.50	170,121.00
12/1/05 - 5/31/06	$16.80	$56,707.00	$340,242.00
6/1/06 - 5/31/07	$17.22	$58,124.68	$697,496.16
6/1/07 - 5/31/08	$17.65	$59,576.10	$714,913.20
6/1/08 - 5/31/09	$18.09	$61,061.29	$732,735.48
6/1/09 - 5/31/10	$18.54	$62,580.23	$750,962.76
6/1/10 - 5/31/11	$19.00	$64,132.92	$769595.04
6/1/11 - 5/31/12	$19.48	$65,753.12	$789,037.44
6/1/12 - 8/14/12	$19.97	$67,407.07	$165,256.04
BASE RENT:			$5,161,456.54

This rent schedule shall be modified as appropriate according to the provisions of Section 5(c)(ii) of this Lease.

f.	Rent Payment Address.	HIGHWOODS/FLORIDA HOLDINGS, L.P.
P.O. Box 406396
Atlanta, Georgia 30384-6396
Attn: Spectrum
Tax ID# 56-1993389

g.	Security Deposit.	$0

h.	Normal Business Hours.	7:00 A.M. to 6:00 P.M. Monday through Friday and 7:00 A.M. to 1:00 P.M. on Saturdays (excluding New Years Day, President's Day, Memorial Day, Independence Day, Thanksgiving Day and Christmas Day, together, "Holidays").

i.	Electrical Service.	As described in Section 8(k) of the Work Letter.

j.	After Hours HVAC Rate.	$25.00 per hour, per floor, with a minimum of two (2) hours per occurrence.

k.	Parking.	Five (5) spaces per 1000 rentable square feet. See Tenant Parking Agreement - Addendum Five.

l.	Construction Fee.	There will be no Construction Supervision Fee for the work described in the Work Letter. A 10% Construction Supervision Fee will be charged for all alterations performed by Landlord.

m.	Tenant’s Broker.	Andy May
Cushman & Wakefield of Florida, Inc.
One Tampa City Center
Suite 3600
Tampa, Florida 33602

	Landlord’s Broker.	Highwoods/Florida GP Corp
3111 W. Dr. Martin Luther King, Jr. Blvd.
Suite 300
Tampa, Florida 33607

n.	Notice Addresses.

	LANDLORD:	HIGHWOODS/FLORIDA HOLDINGS, L.P.
3100 Smoketree Court, Suite 600
Raleigh, North Carolina 27604
Attn: Manager, Lease Administration
Facsimile #: 919/876-2448

	with a copy to:	HIGHWOODS PROPERTIES, INC.
3111 W. Dr. Martin Luther King, Jr. Blvd.
Suite 300
Tampa, Florida 33607
Attn: Lease Administrator

	TENANT: [before CommencementDate]	Brown & Brown, Inc.
P.O. Box 1348
Tampa, Florida 33601
Attn: Laurel Grammig, Esq.

	[after Commencement Date]	Brown & Brown, Inc.
3101 W. Dr. Martin Luther King, Jr. Blvd.
Suite 400
Tampa, Florida 33607
Attn: Laurel Grammig, Esq.

2.  LEASED PREMISES.

a.  Premises. Landlord leases to Tenant and Tenant leases from Landlord the Premises identified in Section 1a and as more particularly shown on Exhibit A, attached hereto, which will include the elevator lobby area on the fourth floor.

b.  Rentable Square Foot Determination. Landlord represents that the Rentable Area of the Premises was calculated in accordance with the American National Standard Method of measuring floor area in office buildings of the Building Owners and Managers Association (BOMA) International (ANSI 265.1 - 1966) ("BOMA Standard"), and that the Building contains 146,994 square feet of Rentable Area, calculated in accordance with the BOMA Standard.

c.  Common Areas. Tenant shall have non-exclusive access to the common areas of the Building. The common areas generally include space that is not included in portions of the Building set aside for leasing to tenants or reserved for Landlord’s exclusive use, including entrances, hallways, lobbies, elevators, restrooms, walkways and plazas and landscaping, as well as the parking areas and garages identified in Lease Addendum Number Five, together with access to the parking areas and Building (“Common Areas”). Landlord has the exclusive right to (i) designate the Common Areas, (ii) change the designation of any Common Area and otherwise modify the Common Areas, and (iii) permit special use of the Common Areas, including temporary exclusive use for special occasions, provided no such designation or change shall materially and adversely affect Tenant's access, parking, or use and enjoyment of the Premises. Tenant shall not interfere with the rights of others to use the Common Areas. All use of the Common Areas shall be subject to reasonable rules and regulations promulgated by Landlord.

3.  TERM.

a.  Commencement and Expiration Dates. The Initial Term of the Lease commences on the Commencement Date and expires on the Expiration Date, as set forth in Section 1b. Tenant has the right to extend the Lease Term for up to two (2) Lease Renewal Terms in accordance with Lease Addendum Number Three. "Lease Term" or "term" means the Initial Term and exercised Lease Renewal Terms.

b.  Termination by Tenant for Failure to Deliver Possession. If Landlord is unable to deliver possession of the Premises by August 15, 2005 (adjusted for any delays resulting from force majeure or Excused Delays as defined in the Work Letter), then Tenant may terminate this Lease by giving notice to Landlord within fifteen (15) days thereafter. If for any reason (including without limitation, force majeure) Landlord is unable to deliver possession of the Premises by November 15, 2005, then Tenant may terminate this Lease by giving notice to Landlord within fifteen (15) days thereafter.

c.  Adjustment of Expiration Date. If the Expiration Date does not occur on the last day of a calendar month, then the Term shall be extended by the number of days necessary to cause the Expiration Date to occur on the last day of the last calendar month of the Term. Tenant shall pay Base Rent and Additional Rent for such additional days at the same rate payable for the portion of the last calendar month immediately preceding such extension.

d.  Right to Occupy. Tenant shall not occupy the Premises until Tenant has complied with all of the following requirements: (i) delivery of all certificates of insurance, (ii) payment of first month’s Rent; and (iii) receipt of a good standing certificate from the State where Tenant was organized and a certificate of authority to do business in the State in which the Premises are located (if different). Tenant’s failure to comply with these (or any other conditions precedent to occupancy under the terms of this Lease) shall not delay the Commencement Date.

e.  Commencement Agreement. At the request of either party, Commencement Date, Term, and Expiration Date may be set forth in a Commencement Agreement similar to Exhibit C, attached hereto, to be prepared by Landlord and executed by the parties.

4.  USE.

a.  Permitted Use. The Premises may be used only for Tenant’s Permitted Use as defined in Section 1c and in accordance with the Occupancy Limitation as set forth in Section 1d.

b.  Prohibited Uses. Tenant shall not use the Premises:

i.	Intentionally omitted.

ii.	In any manner that constitutes a nuisance or trespass;

iii.
In any manner other than Tenant's Permitted Use which increases any insurance premiums, or makes such insurance unavailable to Landlord on the Building; provided that, in the event of an increase in Landlord's insurance premiums which results from Tenant's use of the Premises, Landlord may elect to permit the use and charge Tenant for the increase in premiums, and Tenant’s failure to pay Landlord, on demand, the amount of such increase shall be an event of default;

iv.
In any manner that creates demands for electricity, heating or air conditioning in excess of that stated in paragraph 1.(i), unless Tenant agrees to pay the actual, out-of-pocket costs incurred by Landlord in providing such excess electricity, including submetering therefor; or

v.	For any purpose except the Permitted Use, unless consented to by Landlord in writing.

c.  Prohibited Equipment in Premises. Tenant shall not install any equipment in the Premises that requires electrical power or cooling beyond the Building's electrical and cooling specifications, as set forth in Addendum Number One to the Lease, and as identified by Landlord as exceeding such specifications at the time of Landlord's approval of Tenant's plans specify such equipment (“High Demand Equipment”) without Landlord’s prior written consent which consent shall not be unreasonably withheld, conditioned or delayed. No such consent will be given if Landlord determines, in its opinion, that such equipment may not be safely used in the Premises or that electrical service is not adequate to support the equipment. Landlord’s consent may be conditioned, without limitation, upon separate metering of the High Demand Equipment and Tenant’s payment of all engineering, equipment, installation, maintenance, removal and restoration costs and utility charges associated with the High Demand Equipment and the separate meter. If High Demand Equipment used in the Premises by Tenant affects the temperature otherwise maintained by the heating and air conditioning system, Landlord shall have the right to install supplemental air conditioning units in the Premises with the cost of engineering, installation, operation and maintenance of the units to be paid by Tenant. All costs and expenses relating to High Demand Equipment shall be Additional Rent, payable by Tenant within thirty (30) days after receipt of invoice.

5.  RENT.

a.  Payment Obligations. Tenant shall pay Base Rent and Additional Rent (collectively, “Rent”) on or before the first day of each calendar month during the Term, as follows:

i.	Rent payments shall be sent to the Rent Payment Address set forth in Section 1f.

ii.
Rent shall be paid without previous demand or notice and without set off or deduction (except as otherwise expressly provided in the Lease). Tenant's obligation to pay Rent under this Lease is completely separate and independent from any of Landlord's obligations under this Lease.

iii.
If the Commencement Date is a day other than the first day of a calendar month, or if the Expiration Date is a day other than the last day of a calendar month, then Rent for such month shall be (i) prorated, and (ii) due and payable on the first day of such month.

iv.
For each Rent payment Landlord receives after the fifth (5th) day of the month, Landlord shall be entitled to a late charge in the amount of five percent (5%) of all Rent due for such month. Notwithstanding the preceding sentence, no such late payment shall be due for the first two such late payments during the Term (including any extensions or renewals thereof) unless Tenant fails to make such payment within five (5) days after written notice from Landlord that such payment is past due.

v.
If Landlord presents Tenant's check to any bank and Tenant has insufficient funds to pay for such check, then Landlord shall be entitled to the maximum lawful bad check fee or five percent (5%) of the amount of such check, whichever amount is less.

b.  Base Rent. Tenant shall pay Base Rent as set forth in Section 1e.

c.  Additional Rent. In addition to Base Rent, Tenant shall pay as rent all sums and charges due and payable by Tenant under this Lease (“Additional Rent”), including, but not limited to, the following:

i.	Tenant's Proportionate Share of the increase in Landlord's Operating Expenses as set forth in Lease Addendum Number Two;

ii.
Any sales or use tax imposed on Rent collected by Landlord or any tax on rents in lieu of ad valorem taxes on the Building, even though laws imposing such taxes attempt to require Landlord to pay the same; provided, however, if any such sales or use tax are imposed on Landlord and Landlord is prohibited by applicable law from collecting the amount of such tax from Tenant as Additional Rent, then Landlord and Tenant shall amend this Lease to increase the Base Rent payable hereunder by the amount of such increase so that the economic effect of this Lease prior to the imposition of such tax is maintained; and

iii.	Any construction supervision fees in connection with the construction of Tenant Improvements or alterations to the Premises.

Base Rent and Additional Rent are referred to in this Lease as "Rent".

6.  SECURITY DEPOSIT. [INTENTIONALLY OMITTED].

7.  SERVICES BY LANDLORD.

a.  Base Services. Provided that Tenant is not then in default beyond applicable notice and cure periods, Landlord shall cause to be furnished to the Building, or as applicable, the Premises, in common with other tenants the following services:

i.	Hot and cold water (if available from city mains) for drinking, lavatory and toilet purposes.

ii.	Electricity (if available from the utility supplier) in the capacity specified in Lease Addendum Number One.

iii.	Operatorless elevator service, 24 hours per day, 7 days per week.

iv.
Building standard fluorescent lighting fixtures; Tenant shall service, replace and maintain at its own expense any incandescent fixtures, table lamps, or lighting other than the building standard fluorescent light, and any dimmers or lighting controls other than controls for the building standard fluorescent lighting.

v.
Heating and air conditioning for the reasonably comfortable use and occupancy of the Premises during Business Hours as set forth in Section 1h; provided that, heating and cooling conforming to any governmental regulation prescribing limitations thereon shall be deemed to comply with this service. Such HVAC system shall incorporate interior variable air volume (VAV) distribution and fan powered variable air volume (FPVAV) exterior distribution. Such system shall maintain interior space conditions, during the Building’s Normal Business Hours, of 74+/- 2 degrees Fahrenheit dry bulb (Fdb), with a relative humidity of 50% +/- 10%, based upon the following design conditions:

a.	Summer outside conditions based upon ASHRAE Fundamentals Climactic Conditions using the 1% Design dry-bulb and mean coincident wet-bulb from the nearest listed City.
b.	Winter outside conditions based upon ASHRAE Fundamental Climactic Conditions using the 99% Design dry-bulb from the nearest listed City.
c.	One person per 200 rentable square feet.
d.	Twenty (20) cfm of outside air per person, based upon one person per 200 rentable square feet.
e.
Night/weekend setback shall not allow the Premises to drop below 55 degrees Fdb in the winter. Unoccupied spaces adjacent to the premises shall be maintained between 65 and 80 degrees Fdb during the normal business hours of the Building.

v

vi.
After Business Hours, weekend and holiday heating and air conditioning at the After Hours HVAC rate set forth in Section 1j, with such charges subject to reasonable annual increases so as to reimburse Landlord for the increased costs of utilities required to provide such service.

vii.	Janitorial services five (5) days a week (excluding Holidays) after Business Hours in accordance with the cleaning specifications attached hereto as Lease Addendum Number Eight.

viii.
A reasonable pro-rata share of the unreserved parking spaces of the Building, for use by Tenant's employees and visitors in common with the other tenants and their employees and visitors, as more specifically provided in Lease Addendum Number Five.

ix.
Security in the Tampa Bay Office Park consisting of a roving guard on duty from 7:00 a.m. to 11:00 p.m., Monday through Friday except Holidays. At the request of a Tenant employee, the guard, while on duty and as available, will escort the employee to his or her vehicle after Normal Business Hours. At Tenant's request, Landlord shall provide a guard for additional hours, at Tenant's cost (which will be equal to Landlord's out-of-pocket cost, without mark-up).

b.  Landlord’s Maintenance. Landlord shall make all repairs and replacements to the Building (including the Building's electrical, mechanical, and plumbing systems, elevators, fixtures and equipment), Common Areas and Tenant Improvements in the Premises (except for repairs and replacements that Tenant must make under Section 8) as necessary to maintain the Building and Common Areas in a first class condition, similar to the condition of comparable office buildings in the Westshore area of Tampa. Landlord’s maintenance shall include the roof, foundation, exterior walls, interior structural walls, all structural components, and all Building systems, such as mechanical, electrical, HVAC, and plumbing. Repairs or replacements shall be made within a reasonable time (depending on the nature of the repair or replacement needed) after receiving notice from Tenant or Landlord having actual knowledge of the need for a repair or replacement.

c.  Abatement. If for any reason attributable to either the failure of Landlord to carry out its obligations hereunder or force majeure, a portion of the Premises becomes unsuitable for Tenant’s employees to perform their ordinary functions and Tenant shall have ceased its operations in such portion of the Premises, then after the continuation of such condition for five (5) consecutive business days and commencing on the sixth business day, or alternatively, after the continuation of such condition for more than 12 business days in any calendar year, Base Rent hereunder shall abate proportionately for such portion of the Premises for the period such condition persists. Landlord shall have the right to shut down the Building systems (including electricity and HVAC systems) for required maintenance and safety inspections (but Landlord shall do so after Normal Business Hours, if practicable), and in cases of emergency.

d.  Tenant’s Obligation to Report Defects. Tenant shall promptly report to Landlord any defective condition in or about the Premises known to Tenant.

e.  Limitation on Landlord’s Liability. Landlord shall not be liable to Tenant for any damage caused to Tenant and its property due to the Building or any part or appurtenance thereof being improperly constructed or being or becoming out of repair, or arising from the leaking of gas, water, sewer or steam pipes, or from problems with electrical service, Tenant agreeing to insure against such damage. The preceding sentence is not intended to release Landlord from its maintenance obligations under this Lease.

8.  TENANT'S ACCEPTANCE AND MAINTENANCE OF PREMISES.

a.  Acceptance of Premises. Subject to the terms of the attached Work Letter, Tenant’s occupancy of the Premises is Tenant’s representation to Landlord that (i) Tenant has examined and inspected the Premises, (ii) finds the Premises to be as represented by Landlord and satisfactory for Tenant's intended use, and (iii) constitutes Tenant's acceptance of the Premises "as is", subject to latent defects and Landlord's performance of its obligations under the Work Letter. Landlord makes no representation or warranty as to the condition of the Premises except as may be specifically set forth in the Work Letter.

b.  Move-In Obligations. Tenant shall schedule its move-in with the Landlord’s Property Manager. Unless otherwise approved by Landlord’s Property Manager, which approval shall not be unreasonably withheld, delayed or conditioned, move-in shall not take place during Business Hours. During Tenant’s move-in, a representative of Tenant must be on-site with Tenant’s moving company to ensure proper treatment of the Building and the Premises. Elevators, entrances, hallways and other Common Areas must remain in use for the general public during Normal Business Hours. Any specialized use of elevators or other Common Areas must be coordinated with Landlord’s Property Manager. Tenant must properly dispose of all packing material and refuse in accordance with the Rules and Regulations. Any damage or destruction to the Building or the Premises due to moving will be the sole responsibility of Tenant.

c.  Tenant’s Maintenance. Tenant shall: (i) keep the Tenant Improvements and fixtures in the Premises (excluding building systems except when repairs or maintenance are required by Tenant’s misuse thereof) and the interior surfaces of the Premises in good order; (ii) make repairs and replacements to the Premises or Building needed because of Tenant's misuse or negligence; (iii) repair and replace Non-Standard Improvements, including any special equipment or decorative treatments, installed by or at Tenant's request that serve the Premises (unless the Lease is ended because of casualty loss or condemnation); and (iv) not commit waste.

d.  Alterations to Premises. Tenant shall make no structural alterations to the Premises without the prior written consent of Landlord, which Landlord shall be under no obligation to grant. If Tenant desires to make non-structural alterations to the Premises, Tenant shall be responsible for the design and construction of such alterations, provided that Tenant obtains Landlord's prior written approval of the plans and specifications for such alterations, which approval shall not be unreasonably withheld, conditioned or delayed, and, in that event, Tenant shall ensure that such alterations are constructed in compliance with Laws and subject to such reasonable and customary requirements as Landlord may impose on such construction.

e.  Restoration of Premises. At the expiration or earlier termination of this Lease, Tenant shall deliver each and every part of the Premises in operable repair and condition, ordinary wear and tear and damage by casualty excepted, including all alterations undertaken by or at the request of Tenant after the Tenant Improvements are completed, except that as to any such alteration which is atypical of general office use and which imposes upon Landlord materially greater demolition costs as compared to the Tenant Improvements, Landlord may require Tenant to remove such alterations, but only if Landlord so notifies Tenant in writing simultaneously with Landlord's approval of such alterations. If Tenant has required or installed Non-Standard Improvements, such improvements shall be removed as part of Tenant’s restoration obligation, unless at the time of such Non-Standard Improvements were installed, Landlord agreed in writing that Tenant could abandon such improvements at Lease expiration. Tenant shall repair any damage caused by the removal of any Non-Standard Improvements. “Non-Standard Improvements” means such items as (i) High Demand Equipment and separate meters, (ii) all wiring and cabling from the plenum only, (iii) raised floors for computer or communications systems, (iv) telephone equipment, security systems, and UPS systems, (iv) supplemental HVAC units and systems, and (v) equipment racks.

f.  Landlord’s Performance of Tenant’s Obligations. If Tenant does not perform its maintenance or restoration obligations in a timely manner, commencing the same within fifteen (15) days after receipt of notice from Landlord specifying the work needed, and thereafter diligently and continuously pursuing the work until completion, then Landlord shall have the right, but not the obligation, to perform such work. Any amounts expended by Landlord on such maintenance or restoration shall be Additional Rent to be paid by Tenant to Landlord within thirty (30) days after demand.

g.  Construction Liens. Tenant shall have no power to do any act or make any contract that may create or be the foundation of any lien, mortgage or other encumbrance upon the reversionary or other estate of Landlord, or any interest of Landlord in the Premises. NO CONSTRUCTION LIENS OR OTHER LIENS FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED TO THE PREMISES SHALL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN AND TO THE PREMISES OR THE BUILDING. Tenant shall keep the Premises and the Building free from any liens arising out of any work performed, materials furnished, or obligations incurred by or on behalf of Tenant. Should any lien or claim of lien be filed against the Premises or the Building by reason of any act or omission of Tenant or any of Tenant’s agents, employees, contractors or representatives, then Tenant shall cause the same to be canceled and discharged of record by bond or otherwise within ten (10) days after the filing thereof. Should Tenant fail to discharge the lien within ten (10) days, then Landlord may discharge the lien. The amount paid by Landlord to discharge the lien (whether directly or by bond), plus all administrative and legal costs incurred by Landlord, shall be Additional Rent payable on demand. The remedies provided herein shall be in addition to all other remedies available to Landlord under this Lease or otherwise.

TENANT SHALL NOTIFY ANY CONTRACTOR PERFORMING ANY CONSTRUCTION WORK IN THE PREMISES ON BEHALF OF TENANT THAT THIS LEASE SPECIFICALLY PROVIDES THAT THE INTEREST OF LANDLORD IN THE PREMISES SHALL NOT BE SUBJECT TO LIENS FOR IMPROVEMENTS MADE BY TENANT, AND NO MECHANIC’S LIEN OR OTHER LIEN FOR ANY SUCH LABOR, SERVICES, MATERIALS, SUPPLIES, MACHINERY, FIXTURES OR EQUIPMENT SHALL ATTACH TO OR AFFECT THE STATE OR INTEREST OF LANDLORD IN AND TO THE PREMISES, THE BUILDING, OR ANY PORTION THEREOF. IN ADDITION, LANDLORD SHALL HAVE THE RIGHT TO POST AND KEEP POSTED AT ALL REASONABLE TIMES ON THE PREMISES ANY NOTICES WHICH LANDLORD SHALL BE REQUIRED SO TO POST FOR THE PROTECTION OF LANDLORD AND THE PREMISES FROM ANY SUCH LIEN. TENANT AGREES TO PROMPTLY EXECUTE SUCH INSTRUMENTS IN RECORDABLE FORM IN ACCORDANCE WITH THE TERMS AND PROVISIONS OF FLORIDA STATUTE SECTION 713.10.

h.   Communications Compliance. Tenant acknowledges and agrees that any and all telephone and telecommunication services desired by Tenant shall be ordered and utilized at the sole expense of Tenant. Unless Landlord requests otherwise or consents in writing, all of Tenant’s telecommunications equipment shall be located and remain solely in the Premises. Landlord shall not have any responsibility for the maintenance of Tenant’s telecommunications equipment, including wiring; nor for any wiring or other infrastructure to which Tenant’s telecommunications equipment may be connected. Tenant agrees that, to the extent any telecommunications service is interrupted, curtailed or discontinued, Landlord shall have no obligation or liability with respect thereto unless resulting from Landlord's negligence or willful misconduct. Landlord shall have the right, upon reasonable prior oral notice to Tenant, to interrupt or turn off telecommunications facilities in the event of emergency, or other than in event of an emergency, upon three (3) business days prior written notice to Tenant, to interrupt or turn off telecommunications facilities as necessary in connection with repairs to the Building or installation of telecommunications equipment for other tenants of the Building, provided such interruption occurs after Normal Business Hours whenever practicable. In the event that Tenant wishes at any time to utilize the services of a telephone or telecommunications provider whose equipment is not then servicing the Building, the provider shall not be permitted to install its lines or other equipment within the Building without first securing the prior written approval of Landlord, which approval shall not be unreasonably withheld. Landlord’s approval may be conditioned in such a manner as to protect Landlord’s financial interests, the interest of the Building, and the other tenants therein. The refusal of Landlord to grant its approval to any prospective telecommunications provider shall not be deemed a default or breach by Landlord of its obligation under this Lease. The provisions of this paragraph may be enforced solely by Tenant and Landlord, are not for the benefit of any other party, and specifically but without limitation, no telephone or telecommunications provider shall be deemed a third party beneficiary of this Lease. Tenant shall utilize any wireless communications equipment (other than usual and customary cellular telephones and wireless LAN's), including antennae and satellite receiver dishes, within the Premises or the Building, only with Landlord’s prior written consent or in accordance with the Rooftop License Agreement. Landlord’s consent may be conditioned in such a manner so as to protect Landlord’s financial interests, the interests of the Building, and the other tenants therein. At Landlord’s option, Tenant may be required to remove any and all telecommunications equipment (including wireless equipment) installed in the Premises or elsewhere in or on the Building by or on behalf of Tenant, including wiring from the plenum only, or other facilities for telecommunications transmittal upon the expiration or termination of the Lease and at Tenant’s sole cost.

9.  PROPERTY OF TENANT.

a.  Property Taxes. Tenant shall pay when due all taxes levied or assessed upon Tenant's equipment, fixtures, furniture, leasehold improvements and personal property located in the Premises.

b.  Removal. Provided Tenant is not in default, Tenant may remove all fixtures and equipment which it has placed in the Premises; provided, however, Tenant must repair all damages caused by such removal. If Tenant does not remove its property from the Premises upon the expiration or earlier termination (for whatever cause) of this Lease, such property shall be deemed abandoned by Tenant, and Landlord may dispose of the same in whatever manner Landlord may elect without any liability to Tenant.

10.  SIGNS. Tenant may not erect, install or display any sign or advertising material upon the exterior of the Building or Premises (including any exterior doors, walls or windows) without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole discretion. Door and directory signage shall be provided and installed by the Landlord in accordance with building standards at Tenant’s expense, unless otherwise provided in the Work Letter attached as Lease Addendum Number One. As long as Tenant is occupying a full floor of the Building, Tenant shall be allowed lobby signage on the fourth floor. Tenant shall also be allowed, at Tenant’s expense, exterior monument signage located at the front of the Building as more precisely described in Exhibit E attached hereto.

11.  ACCESS TO PREMISES.

a.  Tenant’s Access. Tenant, its agents, employees, invitees, and guests, shall have access to the Premises and reasonable ingress and egress to common and public areas of the Building twenty-four hours a day, seven days a week; provided, however, Landlord by reasonable regulation may control such access for the comfort, convenience, safety and protection of all tenants in the Building, or as needed for making repairs and alterations. Tenant shall be responsible for providing access to the Premises to its agents, employees, invitees and guests after Normal Business Hours and on weekends and Holidays, but in no event shall Tenant’s use of and access to the Premises outside of Normal Business Hours compromise the security of the Building.

b.  Landlord’s Access. Landlord shall have the right, at all reasonable times and upon reasonable prior oral notice, either itself or through its authorized agents, to enter the Premises (i) to make repairs, alterations or changes as Landlord deems necessary (but only upon one (1) business day’s prior written notice to Tenant, explaining the nature and location of the construction activities, and provided further that if Landlord’s work will materially adversely affect Tenant’s use of a portion of the Premises, then such work will be performed after Normal Business Hours and Landlord will assure that appropriate security personnel are present during such work), (ii) to inspect the Premises, mechanical systems and electrical devices, and (iii) to show the Premises to prospective mortgagees and purchasers. Within three hundred sixty five (365) days prior to the Expiration Date, Landlord shall have the right, either itself or through its authorized agents, to enter the Premises at all reasonable times upon reasonable prior notice to show prospective tenants.

c.  Emergency Access. Landlord shall have the right to enter the Premises at any time without notice in the event of an emergency.

12.  RULES AND REGULATIONS. Tenant shall comply with the Rules and Regulations attached as Exhibit B. The Rules and Regulations may be reasonably modified from time to time by Landlord, effective as of the date delivered to Tenant or posted on the Premises, provided such rules are uniformly applicable to all tenants in the Building. Any conflict between this Lease and the Rules and Regulations shall be governed by the terms of this Lease.

13.  COMPLIANCE WITH LAWS.

a.  Tenant’s Compliance. Tenant, at Tenant’s sole expense, shall comply with all laws, rules, orders, ordinances, directions, regulations and requirements of federal, state, county and municipal authorities now in force, which shall impose any duty upon Landlord or Tenant with respect to Tenant's use or occupation of the Premises including without limitation, The Americans With Disabilities Act (the “ADA”) ("Laws").

b.  Landlord’s Compliance. Landlord, at Landlord’s sole expense, shall comply with all Laws, including without limitation, the ADA, as they apply to the Common Areas, restrooms and structural and mechanical elements of the Building. Landlord shall not be required to make changes to the Common Areas or restrooms of the Building to comply with ADA standards adopted after construction of the Building unless specifically required to do so by Law.

c.  ADA Notices. If Tenant receives any notices alleging a violation of ADA relating to any portion of the Building or Premises (including any governmental or regulatory actions or investigations regarding non-compliance with ADA), then Tenant shall notify Landlord in writing within ten (10) days of such notice and provide Landlord with copies of any such notice.

14.  INSURANCE REQUIREMENTS.

a.  Tenant’s Liability Insurance. Throughout the Term, Tenant, at its sole cost and expense, shall keep or cause to be kept Commercial General Liability Insurance (ISO CGL Form CG0001 or its equivalent) naming Landlord and Landlord's Property Manager as additional insureds, with a combined single limit, each Occurrence and General Aggregate-per location of at least TWO MILLION DOLLARS ($2,000,000), which policy shall insure against liability of Tenant, arising out of and in connection with Tenant's use of the Premises, and which shall insure the indemnity provisions contained in this Lease. Not more frequently than once every three (3) years, Landlord may require the limits to be increased if in its reasonable judgment (or that of its mortgagee) the coverage is insufficient when compared to the insurance requirements for similar buildings in the Westshore submarket.

b.  Tenant’s Property Insurance. Tenant shall also carry the equivalent of ISO Special Form Property Insurance on Tenant’s Property for full replacement value. For purposes of this provision, “Tenant’s Property” shall mean Tenant’s personal property and fixtures, and any Non-Standard Improvements to the Premises. Tenant shall neither have, nor make, any claim against Landlord for any loss or damage to the Tenant’s Property, regardless of the cause of the loss or damage. Tenant shall have the right to self-insure against damage to Tenant's Property.

c.  Certificates of Insurance. Prior to taking possession of the Premises, and annually thereafter, Tenant shall deliver to Landlord certificates or other evidence of insurance satisfactory to Landlord. All such policies shall be non-assessable and shall contain language to the extent obtainable that (i) any loss shall be payable notwithstanding any act or negligence of Landlord or Tenant that might otherwise result in forfeiture of the insurance, (ii) the policies are primary and non-contributing with any insurance that Landlord may carry, and (iii) that the carrier will endeavor to give Landlord written notice before such coverages are cancelled, non-renewed or reduced. If Tenant fails to provide Landlord with such certificates or other evidence of insurance coverage, Landlord may obtain such coverage and the cost of such coverage shall be Additional Rent payable by Tenant upon demand.

d.  Insurance Policy Requirements. Tenant’s insurance policies required by this Lease shall: (i) be issued by insurance companies licensed to do business in the state in which the Premises are located with a general policyholder's ratings of at least A- and a financial rating of at least VI in the most current Best's Insurance Reports available on the Commencement Date, or if the Best's ratings are changed or discontinued, the parties shall agree to a comparable method of rating insurance companies; (ii) name Landlord and current or future Mortgagee as an additional insured as its interest may appear [other landlords or tenants may be added as additional insureds in a blanket policy]; (iii) provide that that the carrier will endeavor to give Landlord written notice before such coverages are cancelled, non-renewed or reduced; (iv) be primary policies; (v) provide that any loss shall be payable notwithstanding any gross negligence of Tenant; (iv) have no deductible exceeding TEN THOUSAND DOLLARS ($10,000), unless approved in writing by Landlord; and (v) be maintained during the entire Term and any extension terms.

e.  Landlord’s Property Insurance. Landlord shall keep the Building, including the improvements (but excluding Tenant’s Property), insured against damage and destruction by perils insured by the equivalent of ISO Special Form Property Insurance in the amount of the full replacement value of the Building.

f.  Mutual Waiver of Subrogation. Anything in this Lease to the contrary notwithstanding, Landlord hereby releases and waives unto Tenant (including all partners, stockholders, officers, directors, employees and agents thereof), its subtenants, successors and assigns, and Tenant hereby releases and waives unto Landlord (including all partners, stockholders, officers, directors, employees and agents thereof), its successors and assigns, all rights of recovery, claims, actions, or causes of action against the other for any cost of damage to the Premises, the Building, or any improvements therein or thereon, or any property of such party therein or thereon, by reason of fire, the elements, or any other cause which would typically be insured against under the terms of a special form property insurance policy in Section 14 hereof, regardless of the amount of proceeds payable under the insurance policies or the cause or origin including negligence of the other party hereto. As respects all policies of insurance carried or maintained pursuant to this Lease, Tenant and Landlord each waive the insurance carriers’ rights of subrogation.

15.  INDEMNITY. Subject to the insurance requirements, releases and mutual waivers of subrogation set forth in this Lease, Landlord and Tenant agrees as follows:

a.  Indemnity. Tenant shall indemnify and hold Landlord, Landlord's mortgagees, any ground lessor and their respective partners, stockholders, officers, directors, employees, and agents harmless from and against any and all claims, damages, losses, liabilities, lawsuits, costs and expenses (including reasonable attorneys' fees at all tribunal levels) arising out of or related to (i) any activity, work, or other thing done, permitted or suffered by Tenant in or about the Premises or the Building, (ii) any breach or default by Tenant in the performance of any of its obligations under this Lease, or (iii) any act or neglect of Tenant, or any officer, agent, employee, contractor, servant, invitee or guest of Tenant. Landlord shall indemnify and hold harmless Tenant and its partners, directors, officers, agents, and employees from and against any and all claims, damages, losses, liabilities, lawsuits, costs and expenses (including attorneys' fees at all tribunal levels) arising out of or related to (i) any activity, work, or other thing done, permitted or suffered by Landlord in or about the Common Areas, and (ii) any act or neglect of Landlord, or any officer, agent, employee, contractor, servant, invitee or guest of Landlord.

b.  Defense Obligation. In connection with the parties' performance of their indemnity obligations under Section 15.a, above, the indemnitor shall defend the indemnitee through counsel acceptable to the indemnitee. The provisions of this Section 15 shall survive the termination of this Lease.

16.  QUIET ENJOYMENT. Tenant shall have quiet enjoyment and possession of the Premises provided no default exists hereunder beyond applicable notice and cure periods.

17.  SUBORDINATION; ATTORNMENT; NON-DISTURBANCE; AND ESTOPPEL CERTIFICATE.

a.  Subordination and Attornment. Tenant agrees to execute within ten business (10) business days after request to do so from Landlord or its mortgagee an agreement:

x

i.	Making this Lease superior or subordinate to the interests of the mortgagee;

ii.	Agreeing to attorn to the mortgagee;

iii.
Giving the mortgagee notice of, and a reasonable opportunity (which shall in no event be less than thirty (30) days after notice thereof is delivered to mortgagee) to cure any Landlord default and agreeing to accept such cure if effected by the mortgagee;

iv.
Permitting the mortgagee (or other purchaser at any foreclosure sale), and its successors and assigns, on acquiring Landlord's interest in the Premises and the Lease, to become substitute Landlord hereunder, with liability only for such Landlord obligations as accrue after Landlord's interest is so acquired;

v.	Agreeing to attorn to any successor Landlord; and

vi.	Containing such other agreements and covenants on Tenant's part as Landlord's mortgagee may reasonably request which do not adversely affect Tenant’s rights under this Lease.

b.  Non-Disturbance. Tenant’s obligation to subordinate its interests or attorn to any mortgagee is conditioned upon the mortgagee’s agreement not to disturb Tenant’s possession and quiet enjoyment of the Premises under this Lease so long as Tenant is in compliance with the terms of the Lease. Landlord shall deliver to Tenant a non-disturbance agreement reasonably acceptable to Tenant from the holder of any existing Mortgage within fifteen (15) days after the Effective Date. Landlord hereby represents and warrants to Tenant that Landlord owns fee simple title to the Building and the real property on which the Building is located, free and clear of any encumbrance, mortgage or other lien, except for the lien for real estate taxes not yet due and payable and the mortgage lien in favor of Northwest Mutual Insurance Company. Within fifteen (15) days after the Effective Date, Landlord and Tenant shall execute and deliver, and Landlord shall cause Northwestern Mutual Life Insurance Company to execute and deliver, a subordination, non-disturbance and attornment agreement in substantially the form attached hereto as Exhibit F.

c.  Estoppel Certificates. Landlord and Tenant agree to execute within ten (10) business days after request, and as often as reasonably requested, estoppel certificates confirming any reasonable factual matter which is true to the certifying party's knowledge regarding this Lease and the Premises, including but not limited to: (i) the date of occupancy, (ii) Expiration Date, (iii) the amount of Rent due and date to which Rent is paid, (iii) whether the certifying party has any defense or offsets to the enforcement of this Lease or the Rent payable, (iv) any default or breach by the other party, and (v) whether this Lease, together with any modifications or amendments, is in full force and effect. The certifying party shall attach to such estoppel certificate a copy of each modification or amendment to the Lease.

18.  ASSIGNMENT - SUBLEASE.

a.  Landlord Consent. Tenant may not assign or encumber this Lease or its interest in the Premises arising under this Lease, and may not sublet all or any part of the Premises without first obtaining the written consent of Landlord, which consent shall not be withheld unreasonably. Factors which Landlord may consider in deciding whether to consent to an assignment or sublease include (without limitation), (i) the creditworthiness of the assignee, (ii) the proposed use of the Premises, (iii) whether there is other vacant space in the Building which would satisfy the requirements of the proposed transferee, (iv) whether the assignee or sublessee will vacate other space owned by Landlord, (v) whether Landlord is negotiating with the proposed sublessee or assignee for a lease of other space owned by Landlord, and (vi) any renovations to the Premises or special services required by the assignee or sublessee (unless Tenant or such assignee or sublessee agrees to pay for such renovations or services). Landlord will not consent to an assignment or sublease that reasonably might result in a use that conflicts with the rights of any existing tenant. One consent shall not be the basis for any further consent.

b.  Definition of Assignment. For the purpose of this Section 18, the word "assignment" shall be defined and deemed to include the following: (i) if Tenant is a partnership, the withdrawal or change, whether voluntary, involuntary or by operation of law, of partners owning thirty percent (30%) or more of the partnership, or the dissolution of the partnership; (ii) if Tenant consists of more than one person, an assignment, whether voluntary, involuntary, or by operation of law, by one person to one of the other persons that is a Tenant; (iii) if Tenant is a corporation, any dissolution or reorganization of Tenant, or the sale or other transfer of a controlling percentage (hereafter defined) of capital stock of Tenant other than to an affiliate or subsidiary or the sale of fifty-one percent (51%) in value of the assets of Tenant; (iv) if Tenant is a limited liability company, the change of members whose interest in the company is fifty percent (50%) or more. The phrase "controlling percentage" means the ownership of, and the right to vote, stock possessing at least fifty-one percent (51%) of the total combined voting power of all classes of Tenant's capital stock issued, outstanding and entitled to vote for the election of directors, or such lesser percentage as is required to provide actual control over the affairs of the corporation; except that if the Tenant is a publicly traded company, public trades or sales of the Tenant’s stock on a national stock exchange shall not be considered an assignment hereunder even if the aggregate of the trades of sales exceeds fifty percent (50%) of the capital stock of the company.

c.  Permitted Assignments/Subleases. Notwithstanding the foregoing, Tenant may assign this Lease or sublease part or all of the Premises without Landlord's consent to: (i) any corporation, limited liability company, or partnership that controls, is controlled by, or is under common control with, Tenant at the Commencement Date; or (ii) any corporation or limited liability company resulting from the merger or consolidation with Tenant or to any entity that acquires substantially all of Tenant's assets as a going concern of the business that is being conducted on the Premises; provided however, the assignor remains liable under the Lease and the assignee or sublessee is a bona fide entity and assumes the obligations of Tenant, and continues the same Permitted Use as provided under Section 4.

d.  Notice to Landlord. Except in the case of assignments or sublettings made pursuant to Section 18.c. above, Landlord must be given prior written notice of every assignment or subletting, and failure to do so shall be a default hereunder.

e.  Prohibited Assignments/Subleases. In no event shall this Lease be assignable by operation of any law, and Tenant's rights hereunder may not become, and shall not be listed by Tenant as an asset under any bankruptcy, insolvency or reorganization proceedings. Acceptance of Rent by Landlord after any non-permitted assignment or sublease shall not constitute approval thereof by Landlord.

f.  Limitation on Rights of Assignee/Sublessee. Any sublease for which Landlord’s consent is required shall not include the right to exercise any options to renew the Lease Term, expand the Premises, cancel the Lease, or similar options, unless specifically provided for in the consent.

g.  Tenant Not Released. No assignment or sublease shall release Tenant of any of its obligations under this Lease.

h.  Landlord’s Right to Collect Sublease Rents upon Tenant Default. If the Premises (or any portion) is sublet and Tenant defaults under its obligations to Landlord beyond applicable notice and cure periods, then Landlord is authorized, at its option, to collect all sublease rents directly from the Sublessee. Tenant hereby assigns the right to collect the sublease rents to Landlord in the event of Tenant default beyond applicable notice and cure periods. The collection of sublease rents by Landlord shall not relieve Tenant of its obligations under this Lease, nor shall it create a contractual relationship between Sublessee and Landlord or give Sublessee any greater estate or right to the Premises than contained in its Sublease.

i.  Excess Rents. If Landlord consents to any assignment or sublet pursuant to this Section 18, then Tenant shall pay Landlord as Additional Rent, fifty percent (50%) of any Bonus Rent received by Tenant. For purposes of this Lease, “Bonus Rent” shall mean sums (i) which Tenant receives pursuant to the terms of the assignment or sublet which are in excess of total Rent which Tenant is obligated to pay Landlord under this Lease (to be pro-rated if only a portion of the Leased Premises is subject to such transfer); less (ii) (a) leasing commissions paid by Tenant; (b) other out-of-pocket costs paid by Tenant, including attorneys’ fees, advertising costs, and expenses of improvements or other expenses of readying the Leased Premises for occupancy by the transferee; (c) any consideration paid to the transferee or any third party to induce the transferee to consummate the transfer; and (d) out-of-pocket costs paid by Tenant for reasonable tenant improvement work or allowances, and any reasonable rent concessions, all of which costs, for the purposes of determining the amounts payable to Landlord shall be amortized on a straight line basis over the term of the Lease in the case of an assignment or sublease. In no event shall Bonus Rent be payable in connection with an assignment or sublease pursuant to Section 18(c). Tenant shall provide Landlord with written invoices and receipts reasonably satisfactory to Landlord evidencing costs and expenses paid by Tenant described in clause (ii) of the immediately preceding sentence.

j.  Landlord’s Fees. Tenant shall pay Landlord $500.00 per assignment or sublease transaction in connection with an assignment or sublease for which consent is required.

k.  Unauthorized Assignment or Sublease. Any unauthorized assignment or sublease shall constitute a default under the terms of this Lease. In addition to its other remedies for Default, Landlord may elect to increase Base Rent to 150% of the Base Rent reserved under the terms of this Lease.

19.  DAMAGES TO PREMISES.

a.  Landlord’s Restoration Obligations. If the Building, Common Areas or Premises are damaged by fire or other casualty (“Casualty”), then Landlord shall repair and restore the Building, Common Areas and Premises to substantially the same condition immediately prior to such Casualty, subject to the following terms and conditions:

i.
The casualty must be insured under Landlord's insurance policies, and Landlord’s obligation is limited to the extent of the insurance proceeds received by Landlord. Landlord’s duty to repair and restore the Premises shall not begin until receipt of the insurance proceeds.

ii.	Landlord’s lender(s) must permit the insurance proceeds to be used for such repair and restoration.

iii.	Landlord shall have no obligation to repair and restore Tenant’s trade fixtures, decorations, signs, contents, or any Non-Standard Improvements to the Premises.

b.  Termination of Lease by Landlord. Landlord shall have the option of terminating the Lease if: (i) the Premises is rendered wholly untenantable; (ii) the Premises is damaged in whole or in part as a result of a risk which is not covered by Landlord's insurance policies; (iii) Landlord's lender does not permit a sufficient amount of the insurance proceeds to be used for restoration purposes; (iv) the Premises is damaged in whole or in part during the last two years of the Term; or (v) the Building containing the Premises is damaged (whether or not the Premises is damaged) to an extent of fifty percent (50%) or more of the fair market value thereof. If Landlord elects to terminate this Lease, then it shall give notice of the cancellation to Tenant within sixty (60) days after the date of the Casualty. Tenant shall vacate and surrender the Premises to Landlord within fifteen (15) days after receipt of the notice of termination, and all Rent shall be prorated through the date Tenant vacates the Premises.

c.  Termination of Lease by Tenant. Tenant shall have the option of terminating the Lease if: (i) Landlord has failed to substantially restore the damaged Building or Premises within one hundred eighty (180) days of the Casualty (“Restoration Period”) as extended by force majeure; and Tenant gives Landlord notice of the termination within fifteen (15) days after the end of the Restoration Period (as extended by any force majeure delays), or (ii) during the last year of the Term, five percent (5%) or more of the Rentable Area of the Premises is damaged or the Common Areas are damaged, such that in either case Tenant is materially impaired in its ability to conduct its business operations within the Premises as it has prior to the damage. In the event of such termination, all Rent shall be prorated through the date of Lease termination. If Landlord is delayed by force majeure, then Landlord must provide Tenant with notice of the delays within fifteen (15) days of the force majeure event stating the reason for the delays and a good faith estimate of the length of the delays.

d.  Tenant’s Restoration Obligations. Unless terminated, the Lease shall remain in full force and effect, and Tenant shall promptly repair, restore, or replace Tenant's trade fixtures, decorations, signs, contents, and any Non-Standard Improvements to the Premises. All repair, restoration or replacement shall be at least to the same condition as existed prior to the Casualty. The proceeds of all insurance carried by Tenant on its property shall be held in trust by Tenant for the purposes of such repair, restoration, or replacement.

e.  Rent Abatement. If Premises is rendered wholly untenantable by the Casualty, then the Rent payable by Tenant shall be fully abated. If the Premises is only partially damaged, then Tenant shall continue the operation of Tenant's business in any part not damaged to the extent reasonably practicable from the standpoint of prudent business management, and Rent and other charges shall be abated proportionately to the portion of the Premises rendered untenantable. The abatement shall be from the date of the Casualty until fifteen (15) days after the Premises have been substantially repaired and restored, or until Tenant's business operations are restored in the entire Premises, whichever shall first occur. However, if the Casualty is caused by the negligence or other wrongful conduct of Tenant or of Tenant's subtenants, licensees, contractors, or invitees, or their respective agents or employees, there shall be no abatement of Rent.

f.  Waiver of Claims. The abatement of the Rent set forth above is Tenant’s exclusive remedy against Landlord in the event of a Casualty. Tenant hereby waives all claims against Landlord for any compensation or damage for loss of use of the whole or any part of the Premises and/or for any inconvenience or annoyance occasioned by any Casualty and any resulting damage, destruction, repair, or restoration.

20.  EMINENT DOMAIN.

a.  Effect on Lease. If substantially all of the Premises or Common Areas are taken under the power of eminent domain (or by conveyance in lieu thereof), then this Lease shall terminate as of the date possession is taken by the condemnor, and Rent shall be adjusted between Landlord and Tenant as of such date. If only a portion of the Premises or Common Areas are taken and Tenant can continue use of the remainder for operation of Tenant's business without material impairment, then this Lease will not terminate, but Rent shall abate in a just and proportionate amount to the loss of use occasioned by the taking.

b.  Right to Condemnation Award. Landlord shall be entitled to receive and retain the entire condemnation award for the taking of the Building and Premises. Tenant shall have no right or claim against Landlord for any part of any award received by Landlord for the taking. Tenant shall have no right or claim for any alleged value of the unexpired portion of this Lease, or its leasehold estate, or for costs of removal, relocation, business interruption expense or any other damages arising out of such taking. Tenant, however, shall not be prevented from making a claim against the condemning party (but not against Landlord ) for any moving expenses, loss of profits, or taking of Tenant’s personal property (other than its leasehold estate) to which Tenant may be entitled; provided that any such award shall not reduce the amount of the award otherwise payable to Landlord for the taking of the Building and Premises.

21.  ENVIRONMENTAL COMPLIANCE.

a.  Environmental Laws. The term “ Environmental Laws” shall mean all now existing or hereafter enacted or issued statutes, laws, rules, ordinances, orders, permits and regulations of all state, federal, local and other governmental and regulatory authorities, agencies and bodies applicable to the Premises, pertaining to environmental matters or regulating, prohibiting or otherwise having to do with asbestos and all other toxic, radioactive, or hazardous wastes or materials including, but not limited to, the Federal Clean Air Act, the Federal Water Pollution Control Act, and the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as from time to time amended.

b.  Tenant's Responsibility. Tenant covenants and agrees that it will keep and maintain the Premises at all times in compliance with Environmental Laws. Tenant shall not (either with or without negligence) cause or permit the escape, disposal or release of any biologically active or other hazardous substances, or materials on the Property in violation of Environmental Laws. Tenant shall not allow the storage or use of such substances or materials in any manner not sanctioned by law or in compliance with the highest standards prevailing in the industry for the storage and use of such substances or materials, nor allow to be brought onto the Property any such materials or substances except to use in the ordinary course of Tenant's business, and then only after notice is given to Landlord of the identity of such substances or materials. No such notice shall be required, however, for commercially reasonable amounts of ordinary office supplies and janitorial supplies. Tenant shall execute affidavits, representations and the like, from time to time, at Landlord's request, concerning Tenant's best knowledge and belief regarding the presence of hazardous substances or materials on the Premises.

c.  Tenant's Liability. Tenant shall hold Landlord free, harmless, and indemnified from any penalty, fine, claim, demand, liability, cost, or charge whatsoever which Landlord shall incur, or which Landlord would otherwise incur, by reason of Tenant's failure to comply with this Section 21 including, but not limited to: (i) the cost of full remediation of any contamination to bring the Property into the same condition as prior to the Commencement Date and into full compliance with all Environmental Laws; (ii) the reasonable cost of all appropriate tests and examinations of the Premises to confirm that the Premises and any other contaminated areas have been remediated and brought into compliance with all Environmental Laws; and (iii) the reasonable fees and expenses of Landlord's attorneys, engineers, and consultants incurred by Landlord in enforcing and confirming compliance with this Section 21.

d.  Limitation on Tenant’s Liability. Tenant’s obligations under this Section 21 shall not apply to any condition or matter constituting a violation of any Environmental Laws: (i) which existed prior to the commencement of Tenant's use or occupancy of the Premises; (ii) which was not caused, in whole or in part, by Tenant or Tenant's agents, employees, officers, partners, contractors or invitees; or (iii) to the extent such violation is caused by, or results from the acts or neglects of Landlord or Landlord's agents, employees, officers, partners, contractors, guests, or invitees.

e.  Inspections by Landlord. Landlord and its engineers, technicians, and consultants (collectively the "Auditors") may, from time to time as Landlord reasonably deems appropriate, upon at least ten (10) days prior written notice, or such earlier time as appropriate if the schedule for such Audits has been set by or in cooperation with a governmental entity, or in the case of emergency, conduct periodic tests and examinations ("Audits") of the Premises to confirm and monitor Tenant's compliance with this Section 21. Such Audits shall be conducted in such a manner as to minimize the interference with Tenant's Permitted Use; however in all cases, the Audits shall be of such nature and scope as shall be reasonably required by then existing technology to confirm Tenant's compliance with this Section 21. Tenant shall reasonably cooperate with Landlord and its Auditors in the conduct of such Audits. The cost of such Audits shall be paid by Landlord unless an Audit shall disclose a material failure of Tenant to comply with this Section 21, in which case, the cost of such Audit, and the cost of all subsequent Audits made during the Term and within thirty (30) days thereafter (not to exceed two (2) such Audits per calendar year), shall be paid for on demand by Tenant.

f.  Landlord's Liability. Landlord represents and warrants that, to the best of Landlord’s knowledge, there are no hazardous materials on the Premises or in the Building as of the Commencement Date in violation of any Environmental Laws. Landlord shall indemnify and hold Tenant harmless from any liability resulting from any such violation.

g.  Property. For the purposes of this Section 21, the term “Property” shall include the Premises, Building, all Common Areas, the real estate upon which the Building is located; all personal property (including that owned by Tenant); and the soil, ground water, and surface water of the real estate upon which the Building is located.

h.  Liability After Termination of Lease. The covenants contained in this Section 21 shall survive the expiration or termination of this Lease, and shall continue for so long as Landlord or Tenant and its successors and assigns may be subject to any expense, liability, charge, penalty, or obligation against which Landlord or Tenant, as the case may be, has agreed to indemnify the other under this Section 21.

22.  DEFAULT.

a.  Tenant’s Default. Tenant shall be in default under this Lease if Tenant:

i.
Fails to pay when due any Base Rent, Additional rent, or any other sum of money which Tenant is obligated to pay, as provided in this Lease, within five (5) days after notice of such failure (except that Landlord shall not be required to give more than two (2) such notices in any calendar year, and after the giving of such two notices in the same calendar year, Tenant's failure to pay when due any such payment within the same calendar year shall be deemed to constitute a default without the giving of notice);

ii.
Breaches any other agreement, covenant or obligation in this Lease and such breach is not remedied within fifteen (15) days after Landlord gives Tenant notice specifying the breach, or if such breach cannot, with due diligence, be cured within fifteen (15) days, Tenant does not commence curing within fifteen (15) days and with reasonable diligence completely cure the breach within a reasonable period of time after the notice;

iii.
Files any petition or action for relief under any creditor's law (including bankruptcy, reorganization, or similar action), either in state or federal court, or has such a petition or action filed against it which is not stayed or vacated within sixty (60) days after filing; or

iv.
Makes any transfer in fraud of creditors as defined in Section 548 of the United States Bankruptcy Code (11 U.S.C. 548, as amended or replaced), has a receiver appointed for its assets (and the appointment is not stayed or vacated within thirty (30) days), or makes an assignment for benefit of creditors.

b.  Landlord’s Remedies. In the event of a Tenant default which continues beyond applicable notice and cure periods, Landlord at its option may do one or more of the following:

i.	Terminate this Lease and recover all damages caused by Tenant’s breach, including consequential damages for lost future rent;

ii.	Repossess the Premises, with or without terminating, and relet the Premises at such amount as Landlord deems reasonable;

iii.
Declare the entire remaining Base Rent and Additional Rent immediately due and payable, less the reasonable amount of rent which Tenant proves could be recovered by reletting the Premises for the remainder of the Term, with both such amounts discounted to present value at a discount rate equal to the U.S. Treasury Bill or Note rate with the closest maturity to the remaining term of the Lease as selected by Landlord;

iv.	Bring action for recovery of all amounts due from Tenant;

v.	Seize and hold any personal property of Tenant located in the Premises and assert against the same a lien for monies due Landlord;

vi.	Pursue any other remedy available in law or equity.

c.  Landlord’s Expenses; Attorneys Fees. All reasonable expenses of Landlord in repairing, restoring, or altering the Premises for reletting as general office space, together with leasing fees and all other expenses in seeking and obtaining a new Tenant, shall be charged to and be a liability of Tenant. The prevailing party's reasonable attorneys' fees in pursuing any remedy under this Lease, or in collecting any Rent or Additional Rent or other amount due under this Lease, shall be paid by the other party.

d.  Remedies Cumulative. All rights and remedies provided in this Lease are cumulative, and the exercise of any one shall not be an election excluding any other remedy. No exercise by Landlord of any right or remedy granted herein shall constitute or effect a termination of this Lease unless Landlord shall so elect by notice delivered to Tenant. The failure of either party to exercise its rights in connection with this Lease or any breach or violation of any term, or any subsequent breach of the same or any other term, covenant or condition herein contained shall not be a waiver of such term, covenant or condition or any subsequent breach of the same or any other covenant or condition herein contained.

e.  No Accord and Satisfaction. No acceptance of a lesser sum than the Rent, Additional Rent and other sums then due shall be deemed to be other than on account of the earliest installment of such payments due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed as accord and satisfaction, and the Payee may accept such check or payment without prejudice to Payee’s right to recover the balance of such installment or pursue any other remedy provided in this Lease.

f.  No Reinstatement. No payment of money by Tenant to Landlord after the expiration or termination of this Lease shall reinstate or extend the Term, or make ineffective any notice of termination given to Tenant prior to the payment of such money. After the service of notice or the commencement of a suit, or after final judgment granting Landlord possession of the Premises, Landlord may receive and collect any sums due under this Lease, and the payment thereof shall not make ineffective any notice or in any manner affect any pending suit or any judgment previously obtained.

g.  Summary Ejectment. Tenant agrees that in addition to all other rights and remedies Landlord may obtain an order for summary ejectment from any court of competent jurisdiction without prejudice to Landlord's rights to otherwise collect rents or breach of contract damages from Tenant.

23.  MULTIPLE DEFAULTS.

a.  Loss of Option Rights. Tenant acknowledges that any rights or options of first refusal, or to extend the Term, to expand the size of the Premises, to purchase the Premises or the Building, or other similar rights or options which have been granted to Tenant under this Lease are conditioned upon the prompt and diligent performance of the terms of this Lease by Tenant. Accordingly, should Tenant default under this Lease beyond applicable notice and cure periods on three (3) or more occasions during any twelve (12) month period, in addition to all other remedies available to Landlord, all such rights and options shall automatically, and without further action on the part of any party, expire and be of no further force and effect.

b.  Effect on Notice Rights and Cure Periods. Should Tenant default under this Lease beyond applicable notice and cure periods on three (3) or more occasions during any twelve (12) month period, in addition to all other remedies available to Landlord, any notice requirements or cure periods otherwise set forth in this Lease with respect to a subsequent default by Tenant within such twelve (12) month period shall not apply.

24.  BANKRUPTCY.

a.  Trustee’s Rights. Landlord and Tenant understand that, notwithstanding contrary terms in this Lease, a trustee or debtor in possession under the United States Bankruptcy Code, as amended, (the "Code") may have certain rights to assume or assign this Lease. This Lease shall not be construed to give the trustee or debtor in possession any rights greater than the minimum rights granted under the Code.

b.  Adequate Assurance. Landlord and Tenant acknowledge that, pursuant to the Code, Landlord is entitled to adequate assurances of future performance of the provisions of this Lease. The parties agree that the term “adequate assurance” shall include at least the following:

i .
In order to assure Landlord that any proposed assignee will have the resources with which to pay all Rent payable pursuant to the provisions of this Lease, any proposed assignee must have, as demonstrated to Landlord’s satisfaction, a net worth (as defined in accordance with generally accepted accounting principles consistently applied) of not less than the net worth of Tenant on the Effective Date (as hereinafter defined), increased by seven percent (7%), compounded annually, for each year from the Effective Date through the date of the proposed assignment. It is understood and agreed that the financial condition and resources of Tenant were a material inducement to Landlord in entering into this Lease.

ii.
Any proposed assignee must have been engaged in the conduct of business for the five (5) years prior to any such proposed assignment, which business does not violate the Use provisions under Section 4 above, and such proposed assignee shall continue to engage in the Permitted Use under Section 4. It is understood that Landlord’s asset will be substantially impaired if the trustee in bankruptcy or any assignee of this Lease makes any use of the Premises other than the Permitted Use.

c.  Assumption of Lease Obligations. Any proposed assignee of this Lease must assume and agree to be bound by the provisions of this Lease.

25.  NOTICES.

a.  Addresses. All notices, demands and requests by Landlord or Tenant shall be sent to the Notice Addresses set forth in Section 1m, or to such other address as a party may specify by duly given notice.

b.  Form; Delivery; Receipt. ALL NOTICES, DEMANDS AND REQUESTS WHICH MAY BE GIVEN OR WHICH ARE REQUIRED TO BE GIVEN BY EITHER PARTY TO THE OTHER MUST BE IN WRITING UNLESS OTHERWISE SPECIFIED. Notices, demands or requests shall be deemed to have been properly given for all purposes if (i) delivered against a written receipt of delivery, (ii) mailed by express, registered or certified mail of the United States Postal Service, return receipt requested, postage prepaid, or (iii) delivered to a nationally recognized overnight courier service for next business day delivery to the receiving party's address as set forth above. Each such notice, demand or request shall be deemed to have been received upon the earlier of the actual receipt or refusal by the addressee or three (3) business days after deposit thereof at any main or branch United States post office if sent in accordance with subsection (ii) above, and the next business day after deposit thereof with the courier if sent pursuant to subsection (iii) above.

c.  Address Changes. The parties shall notify the other of any change in address, which notification must be at least fifteen (15) days in advance of it being effective.

d.  Notice by Legal Counsel. Notices may be given on behalf of any party by such party's legal counsel.

26.  HOLDING OVER. If Tenant holds over after the Expiration Date or other termination of this Lease, such holding over shall not be a renewal of this Lease but shall create a tenancy-at-will. Tenant shall continue to be bound by all of the terms and conditions of this Lease, except that during such tenancy-at-will Tenant shall pay to Landlord (i) Base Rent at the rate equal to one hundred and fifty percent (150%) of that provided for as of the expiration or termination date, and (ii) any and all Operating Expenses and other forms of Additional Rent payable under this Lease.

27.  RIGHT TO RELOCATE. [INTENTIONALLY OMITTED]

28.  BROKER'S COMMISSIONS.

a.  Broker. Each party represents and warrants to the other that it has not dealt with any real estate broker, finder or other person with respect to this Lease in any manner, except the Broker identified in Section 1m.

b.  Landlord’s Obligation. Landlord shall pay any commissions or fees that are payable to the Broker with respect to this Lease pursuant to Landlord’s separate agreement with the Broker.

c.  Indemnity. Each party shall indemnify and hold the other party harmless from any and all damages resulting from claims that may be asserted against the other party by any other broker, finder or other person (including, without limitation, any substitute or replacement broker claiming to have been engaged by indemnifying party in the future), claiming to have dealt with the indemnifying party in connection with this Lease. The provisions of this Section shall survive the termination of this Lease.

29.  MISCELLANEOUS.

a.  No Agency. Tenant is not, may not become, and shall never represent itself to be an agent of Landlord, and Tenant acknowledges that Landlord's title to the Building is paramount, and that it can do nothing to affect or impair Landlord's title.

b.  Force Majeure. The term “force majeure” means: fire, flood, extreme weather, labor disputes, strike, lock-out, riot, government interference (including regulation, appropriation or rationing), unusual delay in governmental permitting, unusual delay in deliveries or unavailability of materials, unavoidable casualties, Act of God, or other causes beyond the obligor’s reasonable control.

c.  Building Standard Improvements. The term “Building Standard Improvements” shall mean the descriptive narrative of building standards described in Section 2 of the Work Letter.

d.  Limitation on Damages. Notwithstanding any other provisions in this Lease, neither party shall be liable to the other for any special, consequential, incidental or punitive damages.

e.  Satisfaction of Judgments Against Landlord. If Landlord, or its employees, officers, directors, stockholders or partners are ordered to pay Tenant a money judgment because of Landlord's default under this Lease, said money judgment may only be enforced against and satisfied out of: (i) Landlord's interest in the Building in which the Premises are located including the rental income and proceeds from sale; (ii) prepaid estimated Additional Rent; and (iii) any insurance or condemnation proceeds received because of damage or condemnation to, or of, said Building that are available for use by Landlord. No other assets of Landlord or said other parties exculpated by the preceding sentence shall be liable for, or subject to, any such money judgment.

f.  Interest. Should either party fail to pay any amount due to the other within 30 days of the date such amount is due (whether Base Rent, Additional Rent, or any other payment obligation), then the amount due shall begin accruing interest at the rate of 18% per annum, compounded monthly, or the highest permissible rate under applicable usury law, whichever is less, until paid.

g.  Legal Costs. Should one party to this Lease prevail in any legal proceedings against the other for breach of any provision in this Lease, then the non-prevailing party shall be liable for the costs and expenses of the prevailing party, including its reasonable attorneys' fees (at all tribunal levels).

h.  Sale of Premises or Building. Landlord may sell the Premises or the Building without affecting the obligations of Tenant hereunder; upon the sale of the Premises or the Building, Landlord shall be relieved of all responsibility for the Premises and shall be released from any liability thereafter accruing under this Lease, provided the entity succeeding to Landlord's interest with respect thereto shall assume all obligations of Landlord under this Lease accruing after such transfer.

i.  Time of the Essence. Time is of the essence in the performance of all obligations under the terms of this Lease.

j.  Tender of Premises. The delivery of a key or other such tender of possession of the Premises to Landlord or to an employee of Landlord shall not operate as a termination of this Lease or a surrender of the Premises unless requested in writing by Landlord.

k.  Financial Statements. If Tenant’s financial statements cease to be publicly available, then upon request of Landlord, Tenant agrees to furnish to Landlord copies of Tenant’s most recent annual and quarterly financial statements, audited if available. The financial statements shall be prepared in accordance with generally accepted accounting principles, consistently applied. The financial statements shall include a balance sheet and a statement of profit and loss, and the annual financial statement shall also include a statement of changes in financial position and appropriate explanatory notes. Landlord may deliver the financial statements to any prospective or existing mortgagee or purchaser of the Building.

l.  Recordation. This Lease may not be recorded without Landlord's prior written consent, but Tenant and Landlord agree, upon the request of the other party, to execute a memorandum hereof for recording purposes.

m.  Partial Invalidity. The invalidity of any portion of this Lease shall not invalidate the remaining portions of the Lease.

n.  Binding Effect. This Lease shall be binding upon the respective parties hereto, and upon their heirs, executors, successors and assigns.

o.  Entire Agreement. This Lease supersedes and cancels all prior negotiations between the parties, and no changes shall be effective unless in writing signed by both parties. Tenant acknowledges and agrees that it has not relied upon any statements, representations, agreements or warranties except those expressed in this Lease, and that this Lease contains the entire agreement of the parties hereto with respect to the subject matter hereof.

p.  Good Standing. If requested by Landlord, Tenant shall furnish appropriate legal documentation evidencing the valid existence in good standing of Tenant, and the authority of any person signing this Lease to act for the Tenant. If Tenant signs as a corporation, each of the persons executing this Lease on behalf of Tenant does hereby covenant and warrant that Tenant is a duly authorized and existing corporation, that Tenant has and is qualified to do business in the State in which the Premises are located, that the corporation has a full right and authority to enter into this Lease and that each of the persons signing on behalf of the corporation is authorized to do so. Landlord hereby represents to Tenant that Landlord has full right and authority to enter into this Lease and that each of the persons signing this Lease on Landlord's behalf is authorized to do so.

q.  Terminology. The singular shall include the plural, and the masculine, feminine or neuter includes the other.

r.  Headings. Headings of sections are for convenience only and shall not be considered in construing the meaning of the contents of such section.

s.  Choice of Law. This Lease shall be interpreted and enforced in accordance with the laws of the State in which the Premises are located.

t.  Effective Date. The submission of this Lease to Tenant for review does not constitute a reservation of or option for the Premises, and this Lease shall become effective as a contract only upon the execution and delivery by both Landlord and Tenant. The date of execution shall be entered on the top of the first page of this Lease by Landlord, and shall be the date on which the last party signed the Lease, or as otherwise may be specifically agreed by both parties. Such date, once inserted, shall be established as the final day of ratification by all parties to this Lease, and shall be the date for use throughout this Lease as the "Effective Date".

u.  Interlineation. Whenever in this Lease any printed portion has been stricken, whether or not any related provision has been added, Landlord and Tenant specifically agree that this Lease shall be construed as if the provisions or material so stricken were never included herein, and that no inference shall be drawn from the provisions or material so stricken that would be inconsistent in any way with the construction or interpretation of this Lease which would be appropriate if such provisions or material had never been contained herein.  Landlord and Tenant further agree that no inference shall be drawn from any provisions or material added that would be inconsistent in any way with the construction or interpretation of this Lease that would be appropriate if such provisions or material had been included in the original version of the Lease.

v.  Patriot Act Representation. Landlord and Tenant represent and warrant to each other that it is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by the United States Treasury Department as a Specially Designated National and Blocked Person, or for or on behalf of any person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; and that it is not engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity or nation.

w.  Landlord’s Default. If Landlord defaults in the performance of any of its obligations under this Lease, which default results in a condition which materially interferes with Tenant’s conduct of its business, and such default is not attributable to (i) adherence to Laws; (ii) the negligent or intentional act or neglect of Tenant or its agents, employees, contractors, subtenants, licensees or invitees; or (iii) Force Majeure or any other cause not within the reasonable control of Landlord, and such default continues for a period of more than thirty (30) days after receipt of written notice from Tenant specifying such default (except in case of emergency, following which such default continues for two business days after receipt of such notice), or if such default requires more than thirty (30) days to cure, then if Landlord fails to commence curing such default within the thirty (30) day period or fails to thereafter diligently continue curing such default until completion, then Tenant, in addition to all other rights or remedies which Tenant is entitled to under this Lease, at law or in equity, and provided Tenant is not in default hereunder beyond applicable notice and cure periods, shall have the right to do or cause to be done, on behalf of and for the account of Landlord, whatever Landlord is obligated to do under the terms of this Lease, and Landlord agrees to reimburse Tenant on demand for any and all costs and expenses which Tenant may incur in thus effecting compliance with Landlord’s obligations under this Lease, not to exceed in the aggregate the amount of one month’s Base Rent, together with Interest through the date such reimbursement is received by Tenant, and if Landlord fails to make such reimbursement within ten (10) days after demand for such reimbursement, Tenant may deduct such costs and expenses from any Rent thereafter accruing hereunder up to the maximum set-off described herein; provided, however, if Landlord in good faith disputes the occurrence of the default or Tenant’s right to offset the amount claimed, Tenant shall have the right, until such dispute is resolved, to offset only the amount that is not in dispute. Before doing any work on, to or affecting the roof of the Building, Tenant agrees to give Landlord three (3) day’s written notice thereof (except in the event of an emergency, when a the two-business-day notice described above shall suffice, provided such notice notifies Landlord of Tenant’s intent to do work on, to or affecting the roof of the Building), setting forth the time such work will be performed, and Landlord shall have the right to be present when such work is performed.

x.  Cable Television Access Facilities. Landlord will cooperate to provide cable television access facilities to the Building in accordance with it license agreement with Time Warner. Tenant shall coordinate with the service provider bringing service to the Premises, which shall be at Tenant’s expense. Landlord will permit Tenant the ability to install a rooftop satellite antenna from which Tenant will have the ability to access television signals. All such access to and use of the roof of the Building will be conducted pursuant to the Rooftop License Agreement attached hereto as Exhibit D.

30.  SPECIAL CONDITIONS. The following special conditions, if any, shall apply, and where in conflict with earlier provisions in this Lease shall control:

None.

31.  ADDENDA AND EXHIBITS. If any addenda are noted below, such addenda are incorporated herein and made a part of this Lease.
a.	Lease Addendum Number One - “Work Letter”
b.	Lease Addendum Number One - A - “Building Standard Improvements”
c.	Lease Addendum Number One - B -- “Approved Space Plan”
d.	Lease Addendum Number One - C - “Mini-Blind Layout”
e.	Lease Addendum Number Two - “Additional Rent - Operating Expense Pass Throughs”
f.	Lease Addendum Number Two -A- “Annual Statement Form”
g.	Lease Addendum Number Three - “Option to Renew Lease Term”
h.	Lease Addendum Number Four - “Intentionally Omitted”
i.	Lease Addendum Number Five - “Tenant Parking Agreement”
j.	Lease Addendum Number Five -A-- "Location of Reserved Parking, LakePointe Two Garage”
k.	Lease Addendum Number Five - B - “Parking Reserved for Other Tenants, LakePointe Two Garage”
l.	Lease Addendum Number Six - “Radon”

m.	Lease Addendum Number Seven - “Right of First Offer”
n.	Lease Addendum Number Seven - A - “First Floor: Right of First Offer Space”
o.	Lease Addendum Number Seven - B - “Third Floor: Right of First Offer Space”
p.	Lease Addendum Number Eight—"Cleaning Specifications"
q.	Exhibit A - Premises
r.	Exhibit B - Rules and Regulations
s.	Exhibit C - Commencement Agreement
t.	Exhibit D - Rooftop License Agreement
u.	Exhibit E - Monument Signage
v.	Exhibit F - Subordination, Non-Disturbance and Attornment Agreement

IN WITNESS WHEREOF, Landlord and Tenant have executed this lease in three originals, all as of the day and year first above written.

LANDLORD:
WITNESSES:	HIGHWOODS/FLORIDA HOLDINGS, L.P.
a Delaware limited partnership

/s/ Alice Grimm	By:	Highwoods/Florida GP Corp., its general partner

Alice Grimm	By:	/s/ Stephen A. Meyers
Print Name		Stephen A. Meyers
	Title:	Vice President - Tampa

/s/ Sue E. Wallace	Date:	7-1-04

Sue E. Wallace
Print Name
TENANT:
BROWN & BROWN, INC.
WITNESSES:
	By:	/s/ C. Roy Bridges
/s/ Laurel L. Grammig		C. Roy Bridges
	Title:	Regional Executive Vice President
Laurel L. Grammig
Print Name	Date:	6-25-04

/s/ Pam Duval

Pam Duval
Print Name

LEASE ADDENDUM NUMBER ONE [ALLOWANCE]

WORK LETTER. This Lease Addendum Number One (the “First Addendum”) sets forth the rights and obligations of Landlord and Tenant with respect to space planning, engineering, final workshop drawings, and the construction and installation of any improvements to the Premises to be completed before the Commencement Date ("Tenant Improvements"). This First Addendum contemplates that the performance of this work will proceed in four stages in accordance with the following schedule: (i) preparation of a space plan; (ii) final design and engineering and preparation of final plans and working drawings; (iii) preparation by the Contractor (as hereinafter defined) of an estimate of the additional cost of the initial Tenant Improvements; (iv) submission and approval of plans by appropriate governmental authorities and construction and installation of the Tenant Improvements by the Delivery Date.

In consideration of the mutual covenants hereinafter contained, Landlord and Tenant do mutually agree to the following:

1.  Allowance. Landlord agrees to provide an allowance of $22.00 per rentable square foot, to design, engineer, install, supply and otherwise to construct the Tenant Improvements in the Premises that will become a part of the Building (the "Allowance"). Tenant is fully responsible for the payment of all costs in connection with the Tenant Improvements in excess of the Allowance. This Allowance is available to Tenant for Tenant’s use only within one (1) year after the Commencement Date (the “Allowance Use Date”). Any portion of the Allowance not used by Tenant by the Allowance Use Date shall automatically terminate and be of no further use to Tenant. Notwithstanding the first sentence of this paragraph, Tenant may utilize up to $5.00 per rentable square foot of the Allowance towards costs associated with moving (the "Moving Cost"), and Landlord shall pay the invoices of Tenant's movers (but not in excess of $5.00 per rentable square foot) within thirty (30) days after receipt of such invoices together with Tenant's written instruction to pay the amount set forth in such invoices. At Tenant’s request, any portion of the Allowance which Tenant is entitled to require Landlord to pay toward the Moving Costs but which Tenant has not required Landlord to pay shall be credited toward Tenant’s next payment(s) of monthly Base Rent.

2.  Space Planning, Design and Working Drawings. Tenant’s architect, Urban Studios (or other architect or engineer selected by Tenant) (the “Architect”), will do the following at Tenant’s expense (which expense may be deducted from the Allowance):

a.  Prepare space plans and designs, engineering and construction plans for the Tenant Improvements to the Premises. Landlord has furnished Tenant and Architect base building drawings and documents recently created by Dimensions Plus. A descriptive narrative of building standard materials ("Building Standard Improvements") is attached hereto as Lease Addendum Number One-A.

b.  Attend a reasonable number of meetings with Tenant to define Tenant’s requirements.

c.  Complete construction drawings for Tenant's partition layout, reflected ceiling grid, telephone and electrical outlets, keying, and finish schedule.

d.  Complete mechanical plans where necessary (for installation of air conditioning system and duct work, and heating and electrical facilities) for the work to be done in the Premises.

e.  All plans and working drawings for the construction and completion of the Premises (the “Plans”) shall be subject to Landlord's prior written approval not to be unreasonably withheld, delayed or conditioned. Landlord shall, within ten (10) days after receipt thereof from Tenant, either: (i) approve the Plans without modification but subject to the Long Lead Conditions set forth below, or (ii) approve the Plans subject to modification to address Landlord’s reasonable and detailed comments and objections thereto (which will include recommended modifications to resolve such objections), and subject further to the Long Lead Conditions, and Tenant will provide Landlord with any additional information requested as soon as practicable. Thereafter Landlord and Tenant will work diligently to reach agreement on changes to be made to the Plans. If Landlord fails to respond within such ten (10) day period set forth above, Landlord shall be deemed to have approved the submitted Plans, subject to the Long Lead Conditions.

If the Contractor bid selection process reveals that the Plans contain design elements or require materials that would delay Landlord’s delivery of the Premises to Tenant by up to thirty (30) days after the scheduled Delivery Date, Landlord may by written notice to Tenant included in Landlord's submittal of the bids to

Tenant, condition its approval of the Plans (the "Long Lead Conditions") on Tenant’s accepting responsibility for delay (specifically identifying such design elements or materials and the number of days of anticipated delay), and Landlord may condition its approval of the Plans on Tenant accepting responsibility for any additional costs if the estimated cost for any improvements under the Plans is more than the Allowance (specifically identifying the additional estimated cost for such improvements). If the Contractor bid selection process reveals that the Plans contain design elements or require materials that would delay Landlord’s delivery of the Premises to Tenant by more than thirty (30) days after the scheduled Delivery Date, Landlord and Tenant shall fully cooperate in substituting reasonably equivalent design elements or materials to permit Landlord to deliver the Premises by the Delivery Date. Tenant will be responsible for any additional costs associated with such substitutions.

f.  The Plans shall be prepared in conformity with all Laws, including, without limitation, the ADA.

g.  Any changes or modifications Tenant desires to make to the Plans which require resubmittal to the permitting agency or which involve a change in use or function of any portion of the Initial Premises shall also be subject to Landlord's prior approval as set forth in subsection d. above.

h.  Notwithstanding anything to the contrary set forth herein, Landlord shall have the right to approve or disapprove any improvements that will be visible to the exterior of the Premises, or which may affect the structural, mechanical, electrical or plumbing systems of the Building, which approval will not be unreasonably withheld, conditioned or delayed.

3.  Tenant Plan Delivery Date.

a.  As of the date of this Lease, Tenant and Landlord have not approved a final space plan but agree that the final plan will be similar to the conceptual space plan attached hereto as Lease Addendum Number One-B.

b.  Tenant covenants and agrees to work with Architect so that final Plans for the Tenant Improvements meeting all requirements of the City of Tampa (but which shall not require Tenant’s finish schedule unless required by the City of Tampa) are delivered to Landlord not later than November 1, 2004 (the "Tenant Plan Delivery Date"), and Tenant’s finish schedule shall be delivered to Landlord within sixty (60) days thereafter. Time is of the essence in the delivery of the final Plans. Tenant agrees to obtain from Architect and provide to Landlord preliminary Plans when the Plans are approximately 65% complete. Tenant acknowledges that it is vital the final Plans be delivered to Landlord by the Tenant Plan Delivery Date in order to allow Landlord sufficient time to review such Plans, to discuss with Tenant any changes therein which Landlord believes to be necessary or desirable, to enable the Contractor to prepare an estimate of the cost of the Tenant Improvements, to obtain required permits, and to substantially complete the Tenant Improvements within the time frame provided in the Lease.

4.  TI Work and Materials at Tenant's Expense. On Tenant’s behalf, Landlord shall select a licensed general contractor or contractors (the “Contractor”) to construct and install the Tenant Improvements in accordance with the Plans (the “TI Work”) at Tenant’s expense (which expense may be deducted from the Allowance). Landlord shall competitively bid construction of the TI Work to a minimum of three (3) qualified general contractors, and shall select the qualified low bidder. Tenant shall have the right to recommend qualified general contractors to participate in the bidding process and the right to review all bids, such review not to exceed five (5) business days from Landlord’s submission to Tenant. Landlord will inform Tenant of the identity of the Contractors on Landlord’s bid list. Landlord shall coordinate and facilitate all communications between Tenant and the Contractor.

a.  Prior to entering into a contract with the successful bidder or commencing the TI Work, Landlord shall submit to Tenant the bid of the successful contractor that shall include the Contractor’s cost for completing the TI Work (including the Contractor's general conditions, overhead and profit), the Contractor’s defined general conditions and mechanism for determining fee mark-ups for change orders, and any changes to the scheduled completion date from that contemplated by Landlord and Tenant. Tenant shall have five (5) business days to review and approve the cost of the TI Work. Landlord shall not authorize the Contractor to proceed with the TI Work until the cost is mutually agreed upon and approved in writing and delivered to Landlord. Thereafter, Landlord will enter into a guaranteed maximum price construction contract with the successful bidder (the "Construction Contract"). Tenant shall not be responsible (either through application of the Allowance or otherwise) for costs in excess of the amount so approved unless Tenant authorizes a Change under subsection 4.b., below or the excess costs result from Tenant’s design errors.

b.  At any time after Landlord's final approval of the Plans, Tenant may authorize changes or modifications to the Plans, which authorization must be in writing, signed by Tenant (“Changes” or “Change Order”). Within five (5) business days after the Tenant notifies the Landlord of the requested Change Order, Landlord shall deliver to Tenant an analysis of the additional cost or savings involved, and the impact on the Tenant Improvement schedule, if any. Calculation of the additional cost or savings shall be based upon the terms of the approved Construction Contract. If Tenant fails to approve in writing the Landlord’s submission within two (2) business days following receipt thereof, the same shall be deemed disapproved by Tenant and Landlord shall not make the Change. If Landlord fails to timely provide a statement of the delay with the estimated cost or savings to make the change associated with any requested Change, or if the delay as anticipated in Landlord's notice fails to occur, Landlord will not be permitted to claim any such delay. Tenant agrees to process Change Orders in a timely fashion. Tenant acknowledges that the following items may also result in Change Orders:

i.  Municipal or other governmental inspectors require changes to the Tenant Improvements. In such event, Landlord will notify the Tenant of the required changes, and the cost of such changes and the responsibility for any delay resulting therefrom shall be the responsibility of the (A) Tenant, if the required changes result from Tenant’s design, or (B) Landlord, if the required changes result from the construction of the Tenant Improvements.

ii.  Materials which Landlord identified in writing to Tenant as long-lead items at the time of Contractor bid selection are not readily available, require quick ship charges, or require substitution.

iii.  Due to a delay caused by Tenant, the upfit schedule requires expedited review to get permits, which will increase the costs of the permitting process.

c.  Landlord shall ensure that all TI Work and Landlord Work shall be performed in a good and workmanlike manner and in accordance with all applicable Laws and regulations and with the final approved Plans. Landlord will supervise and coordinate all construction. All Tenant Improvements shall be deemed the property of Landlord upon construction or installation.

5.  Signage and Keys. Landlord shall provide the following in accordance with building standards at Tenant’s Expense (which expense may be deducted from the Allowance): (i) door and directory signage; (ii) suite and Building keys or entry cards.

6.  Commencement Date.

a.  The Commencement Date shall be the earlier of (i) the date on or after May 15, 2005, which is thirty (30) days after the Delivery Date, and (ii) the date Tenant begins fully staffed operation of business in all portions of the Premises. Landlord will proceed diligently and make commercially reasonable efforts to achieve a Delivery Date of not later than April 1, 2005. The Delivery Date shall be the date when both the TI Work and Landlord’s Work have been substantially completed in accordance with this Work Letter (excluding items of work and adjustment of equipment and fixtures that can be completed after the Premises are occupied without causing material interference with Tenant's use of the Premises -- i.e., "punch list items"). As used herein, “substantially completed” shall mean the earlier of: (i) the date Landlord has the Premises ready for occupancy by Tenant as evidenced by (a) a permanent or temporary Certificate of Occupancy, and (b) a certificate of substantial completion as to the TI Work and Landlord’s Work as issued by the Ludwig Group, Inc., with the fee for issuance of such certificate being shared equally by Landlord and Tenant, or (ii) the date Landlord could have substantially completed the TI Work and Landlord's Work had there been no Excused Delays. Landlord will permit Tenant access to the Building and Premises on and after April 1, 2005 (regardless of whether Delivery Date has occurred) for the purpose of installing cabling and other fixtures and equipment. Landlord will deliver to Tenant possession of the Premises on the Delivery Date for Tenant’s set-up, installation of furniture and equipment, move-in, and start-up of business operations. Such early occupancy and use of the Premises by Tenant will be done in coordination with Landlord and Contractor and will be carried out with the minimum of interruption and disruption of Contractor’s construction, and will be subject to the reasonable requirements of Landlord and Contractor. If Landlord fails to achieve Delivery Date by April 15, 2005 other than as a result of force majeure or Excused Delay, the Commencement Date will be delayed one day for each such day or delay, and beginning on the Commencement Date, Landlord will reimburse Tenant the amount of Tenant’s holdover premium charged by Tenant’s existing landlord under its existing lease, in an amount of up to $51,395.78 per month, plus sales tax (except that if Tenant's existing landlord has notified Tenant that it is negotiating with a prospective lessee of Tenant's premises under the existing lease, the holdover premium for which Landlord shall reimburse Tenant may be up to $103,505.56 per month, as more specifically provided in Section 18 of Tenant's existing lease).

b.  Notwithstanding the foregoing, if Landlord shall be delayed in delivering possession of the Premises as a result of:

i.  Tenant’s failure to approve the space plan within the time specified;

ii.   Tenant's failure to furnish to Landlord the final Plans on or before the Tenant Plan Delivery Date;

iii.  Tenant's failure to approve Landlord's cost estimates within the time specified;

iv.  Tenant’s failure to timely respond to change orders;

v.  Tenant's changes in the Tenant Improvements or the Plans (notwithstanding Landlord's approval of any such changes);

vi.  Tenant's request for changes in or modifications to the Plans subsequent to the Tenant Plan Delivery Date;

vii.  Inability to obtain materials, finishes or installations requested by Tenant that are not part of the Building Standard Improvements and which were identified as long lead items by Landlord as part of its comments to the Contractor bid selection process;

viii.  The performance of any work by any person, firm or corporation employed or retained by Tenant; or

ix.  Any other act or omission by Tenant or its agents, representatives, and/or employees (the items in subsections 6(b)(i-ix) shall sometimes be referred to herein collectively as the “Excused Delays”);

then, in any such event, for purposes of determining the Delivery Date, the Premises shall be deemed to have been delivered to Tenant on the date that Landlord and the Ludwig Group, Inc., determine that the TI Work and Landlord Work would have been substantially completed and ready for delivery if such Excused Delays had not occurred. Any Excused Delay must be claimed by Landlord by reasonable written notice to Tenant within five (5) business days after it became aware (or in the exercise of reasonable diligence should have been aware) of the event claimed to be such a delay.

7.  Tenant Improvement Expenses in Excess of the Allowance. Tenant agrees to pay to Landlord, promptly upon being billed therefor, all costs and expenses in excess of the Allowance incurred in connection with the TI Work. Tenant will be billed for such costs and expenses as follows: (i) fifty percent (50%) of such costs and expenses shall be due and payable upon Tenant's approval of the cost estimates for the Tenant Improvements; and (ii) fifty percent (50%) of such costs and expenses shall be due and payable when such work is substantially completed and the Premises are ready for delivery to Tenant. Within one sixty (60) days after the Commencement Date, Landlord shall deliver to Tenant a final reconciliation of costs and expenses paid in connection with the TI Work.

8.  Landlord Work. Landlord shall complete the following work (“Landlord’s Work”) in compliance with Laws, and at its sole cost and expense, within time periods necessary to coordinate with and not delay construction of the TI Work (with all such Landlord Work completed by the Delivery Date):

a.  Retrofit of VAV boxes with new Alerton system (digital control system for HVAC).

b.  Refurbished restrooms on the fourth (4th) floor. Such restrooms shall have adequate ventilation and exhaust and the urinals and toilets shall be refurbished and in proper working order and shall be similar to what has been completed on the first floor. Landlord will have construction drawings for such restrooms completed and submitted for permit approval not later than September 1, 2004.

c.  Landlord shall install a supplemental HVAC unit, the specifications of which shall be reasonably agreeable to Landlord and Tenant, on the rooftop, which unit will be separately metered. Any costs associated with installing and metering supplemental HVAC for Tenant’s equipment rooms shall be funded by the Allowance.

d.  Sprinkler system in Premises with main loop installed and ready for final drops.

e.  Fully operable fire protection and life safety systems supporting the Premises and Common Areas, into which Tenant may connect its smoke detectors, strobes, speaker system, panels, and like items within the Premises at no additional cost, charge or expense, but the cost of connection those items to the life safety systems and the cost of those items themselves will be part of the Allowance. Any upgrades to the Base Building systems necessary to accommodate such items and meet current code will be conducted at Landlord’s expense.

f.  Base Building window treatments, specifically, mini-blinds, on all office and conference room windows (including atrium windows). The mini-blinds shown on Lease Addendum Number One - C will be replaced, and all others will be in good condition and appearance and in good working order.

g.  Landlord shall demolish and remove existing improvements from the plenum of the Premises in accordance with Tenant's mechanical engineering plan (including without limitation, demolition and removal of the PA system, as well as non-building standard electrical equipment, HVAC ductwork, VAV boxes and related equipment, and cabling). Landlord shall also demolish and remove from the Premises the data racks, the UPS equipment and the raised flooring.

h.  Landlord will ensure that the Building envelope is watertight, and will repair all water damage to windows and drywall to effect such assurance.

i.  A fully installed and operational heating, ventilating and air conditioning (HVAC) system which shall incorporate interior variable air volume (VAV) distribution and fan powered variable air volume (FPVAV) exterior distribution.

j.  Landlord shall provide electrical power at points of supply identified in the Plans at no less than 2.55 watts per square foot of rentable area on 120/208 volt, three-phase/four-wire circuits, and no less than 2.55 watts per square foot of rentable area on 277/480 volt, three-phase/four-wire circuits. Landlord represents that the 277/488 volt, three-phase main power available to the Building is 8 watts per foot of rentable area. This total wattage includes, but is not limited to, applying power for the Building, i.e. mechanical, elevators, lighting systems and low voltage power electrical outlets.

k.  One (1) 2” domestic water line to Building and Premises at 60 PSI.

Landlord shall supply utilities and use of freight elevators during Tenant’s construction and move-in period at no additional charge. Landlord will provide Tenant and Tenant’s contractors or vendors access to chasers, risers and ceiling areas for installation of wiring, plumbing and equipment.

9.  Repairs and Corrections. Landlord shall provide Tenant a one-year warranty from the date of delivery of the Premises for defective workmanship and materials. All manufacturers’ and builders’ warranties with respect to the Work shall be issued to or transferred without recourse to both Landlord and Tenant. Tenant shall repair or correct any defective work or materials installed by Tenant or any contractor other than the Contractor selected by Landlord, or any work or materials that prove defective as a result of any act or omission of Tenant or any of its employees, agents, invitees, licensees, subtenants, customers, clients, or guests.

10.  Inspection of Premises; Possession by Tenant. Prior to taking possession of the Premises, Tenant and Landlord shall inspect the Premises and Tenant shall give Landlord notice of any defects or incomplete work (“Punchlist”). Tenant’s possession of the Premises constitutes acknowledgment by Tenant that the Premises are in good condition and that all work and materials provided by Landlord are satisfactory as of such date of occupancy, except as to (i) any defects or incomplete work set forth in the Punchlist, (ii) latent defects, and (iii) any equipment that is used seasonally if Tenant takes possession of the Premises during a season when such equipment is not in use.

11.  Access During Construction. During construction of the Tenant Improvements and with prior approval of Landlord, Tenant shall be permitted reasonable access to the Premises for the purposes of taking measurements, making plans, installing trade fixtures, and doing such other work as may be appropriate or desirable to enable Tenant to assume possession of and operate in the Premises; provided, however, that such access does not interfere with or delay construction work on the Premises and does not include moving furniture or similar items into the Premises. Prior to any such entry, Tenant shall comply with all insurance provisions of the Lease. All waiver and indemnity provisions of the Lease shall apply upon Tenant’s entry of the Premises.

LEASE ADDENDUM NUMBER ONE - A

[BUILDING STANDARD IMPROVEMENTS]

SPECTRUM BUILDING STANDARD MATERIALS AND FINISHES

Building Standard Materials:

The following items or equivalents, are Building Standard Materials that are required for all tenant improvement projects.

A.	WALLS:

Note: All finished gyp. board shall be painted with two (2) coats latex flat finish (unless otherwise noted).

1.	Tenant demising wall (1 Hr. rated):

3-5/8” metal stud walls with 3-½” insulation, 5/8” type “x” g.w.b. each side. Studs spaced @ 16” on center. (1hr. wall extend to roof deck).

2.	Interior Walls:

3-5/8” metal studs with 5/8” gyp. board on each side. Studs spaced @ 24” on center. Walls are to be flush with ceiling grid, except in areas requiring sound attenuation (e.g. restrooms).

B.	DOORS:

1.	Interior:

3’-0” x 8’-0” solid core cherry hardwood doors, stain grade finish.

2.	Frame:

16-gauge hollow metal knock down.

3.	Hardware:

All doors to have passage latchsets unless otherwise noted. All doors over 7’-0” in height shall have four (4) hinges (minimum). (Schlage or equal lever hardware - brushed stainless finish, as approved by Landlord).

C.	CEILINGS:

1.	Tiles and Grid:

2’ x 2’ suspended lay-in scored acoustical white ceiling tile and grid.

D.	ELECTRICAL:

1.	Office Lighting:

2’ x 4’ parabolic fluorescent light fixtures with electronic ballasts. (Approximately one (1) fixture per 100 square feet of ceiling area).

2.	Office Outlets:

All electrical wiring in accordance with all national and local electrical codes (all wiring shall be copper). Approximately three (3) 110-volt duplex convenience outlets per office.

Open office areas to have outlets spaced approximately @ 12’-0” o.c.

E.	TELEPHONE

Outlet box and ¾” conduit stubbed 6” above ceiling provided at a ratio of 5 per 1000 s.f.

F.	HEATING AND AIR CONDITIONING

1.	HVAC

Building standard heating ventilating and air conditioning system, is a variable volume system with duct and diffuser distribution and zoned thermostatic controls. Designed to provide comfortable interior conditions compatible with normal standard of comfort for one person per 150 square feet of usable area. The building perimeter shall have linear diffusers, interior space shall have grid diffusers. Maximum size of each zone will be 1,500 square feet.

2.	Diffusers:

2 x 2 perforated face diffusers. Color to match ceiling grid. (Metalaire 72000 series or equal).

Thermostats/VAV Boxes:

VAV/PIU installed with medium pressure duct.

Thermostats per tenant improvement plans. Additional thermostats and VAV boxes required by tenant plans in excess of base building design to be included as a tenant improvement cost.

G.	FLOOR COVERING:

1.	Carpet:

Mohawk nylon cut pile, 30 oz., or nylon loop, 26 oz., both glue down, color to be selected by Tenant, or equivalent.

2.	Base:

2 ½ “ rubber cove base, color to be selected by Tenant.

3.	Vinyl Tile:

1/8 inch vinyl composition tile, color to be selected by Tenant.

H.	LIFE SAFETY:

1.	Sprinkler:

Base building sprinklers to be adjusted by tenant improvement contractor to meet Tenant Improvement requirements. Additional heads required as a result of tenant space plan are a Tenant Improvement cost.

2.	Annunciaters (audible and visual):

Per code.

LEASE ADDENDUM NUMBER ONE - B

APPROVED SPACE PLAN

LEASE ADDENDUM ONE - C

MINI-BLIND LAYOUT

LEASE ADDENDUM NUMBER ONE-C

Spectrum
at Tampa Bay Park
3101 W. M.L. King Blvd.
Tampa, Florida 33607

Suite 400
40,505 rsf

HIGHWOODS PROPERTIES

(1) Install new Bali Classic 1" Horizontal Aluminum Mini Blind - Color: 062 Char Brown

(2) Replace existing vertical blinds with new Bali Classic 1" Horizontal Aluminum Mini Blind - Color: 062 Char Brown

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Disclaimer: The above floor plan is not to scale. The available space shown is believed to be correct but is subject to change.

LEASE ADDENDUM NUMBER TWO [BASE YEAR calendar year]

ADDITIONAL RENT - OPERATING EXPENSE PASS THROUGHS. For the calendar year commencing on January 1, 2006 and for each calendar year thereafter, Tenant shall pay to Landlord, as Additional Rent, Tenant's Proportionate Share of any increase in Operating Expenses (as hereinafter defined) incurred by Landlord's operation or maintenance of the Building above the Operating Expenses Landlord incurred during the Base Year (as hereinafter defined).

For purposes of calculating Tenant's Proportionate Share of real and personal property taxes, Landlord shall use the Base Year or the year in which the Building and improvements are completed and are fully assessed, whichever shall be later. Except as provided below in connection with costs associated with parking areas, Tenant's Proportionate Share shall be calculated by dividing the rentable square feet of the Premises (approximately 40,505) by the rentable square feet of the Building (approximately 146,994), which equals 27.56%. If during any calendar year (including the Base Year) the occupancy of the rentable area of the Building is less than 95% full, then Operating Expenses (as hereinafter defined) will be adjusted for such calendar year to a rate of 95% occupancy. Tenant's Proportionate Share of costs pertaining to parking areas shall mean a fraction, the numerator of which is the number of parking spaces which Tenant is permitted to use in the Lakepointe II and Pavilion garages, and the denominator of which is the greater of the number of parking spaces in the Lakepointe II and Pavilion garages or the number of parking space use rights granted in such garages.

For the calendar year commencing on January 1, 2006 and for each calendar year thereafter during the Term, Landlord shall reasonably estimate the amount the Operating Expenses shall increase for such calendar year above the Operating Expenses incurred during the Base Year. Landlord shall send to Tenant a written statement on a form substantially similar to the Annual Statement form, showing the amount of Tenant's Proportionate Share of any estimated increase in Operating Expenses, and Tenant shall pay to Landlord, monthly or annually, Tenant's Proportionate Share of such increase in Operating Expenses. Within ninety (90) days after the end of each calendar year or as soon as possible thereafter, Landlord shall send to Tenant a copy of the Annual Statement on the form attached hereto as Lease Addendum Number Two - A, or some other similar form adopted by Landlord, detailing the prior year's Operating Expenses and Tenant's Proportionate Share of any increase. Pursuant to the Annual Statement, Tenant shall pay to Landlord Additional Rent as owed or Landlord shall adjust Tenant's next due Rent payment(s) if Landlord owes Tenant a credit. After the Expiration Date, Landlord shall send Tenant the final Annual Statement for the Term, and Tenant shall pay to Landlord Additional Rent as owed or if Landlord owes Tenant a credit, then Landlord shall pay Tenant a refund. If there is a decrease in Operating Expenses in any subsequent year below Operating Expenses for the Base Year then no additional rent shall be due on account of Operating Expenses, but Tenant shall not be entitled to any credit, refund or other payment that would reduce the amount of other additional rent or Base Rent owed. If this Lease expires or terminates on a day other than December 31, then Additional Rent shall be prorated on a 365-day calendar year (or 366 if a leap year). All payments or adjustments for Additional Rent shall be made within thirty (30) days after the applicable Statement is sent to Tenant.

Notwithstanding anything to the contrary contained in this Lease Addendum Number Two or the Lease, Tenant shall not be obligated to pay Controllable Expenses in any calendar year which exceed by more than five percent (5%) the Controllable Expenses for the immediately preceding calendar year (including the Base Year). "Controllable Expenses" means all Operating Expenses except taxes, assessments, insurance and utilities. In no event will Tenant be obligated to pay estimated Controllable Expenses in excess of such cap.

The term “Base Year” shall mean the twelve month period beginning on the January 1, 2005 and ending on December 31, 2005.

The term "Operating Expenses" shall mean all direct costs incurred by Landlord in the provision of services to tenants and in the operation, repair and maintenance of the Building and Common Areas as determined by generally accepted accounting principles, including, but not limited to ad valorem real and personal property taxes (calculated at the greatest discount for early payment and paid over the greatest number of installments permitted), hazard and liability insurance premiums, utilities, heat, air conditioning, janitorial service, labor, materials, supplies, equipment and tools, permits, licenses, inspection fees, management fees (not in excess of four percent (4%) of Building Base Rent), and common area expenses; provided, however, the term "Operating Expenses" shall not include depreciation on the Building or equipment therein, interest, executive salaries, real estate brokers’ commissions, or other expenses that do not relate to the operation of the Building. The annual statement of Operating Expenses shall be accounted for and reported in accordance with generally accepted accounting principles (the "Annual Statement").

The following items shall be excluded from Operating Expenses:

(a)	Cost of decorating, redecorating, or special cleaning or other services not provided on a regular basis to tenants of the Building;

(b)	Wages, salaries, fees, and fringe benefits paid to executive personnel above the level of a Property Manager;

(c)
Any charge for depreciation or amortization of the Building or equipment and any interest or other financing charge, including interest on capital invested, and any charge for bad debt losses, rent losses and reserves for such losses;

(d)	Any charge for Landlord’s income taxes, excess profit taxes, franchise taxes, or similar taxes on Landlord’s business, including personal property taxes on Landlord's personal property;

(e)
All costs relating to activities for the solicitation and execution of leases of space in the Building, including, without limitation, costs of leasing commissions, legal, space planning, and construction;

(f)	All costs and expenses of operation and maintenance of the parking areas other than Lakepointe II and Pavilion parking facilities;

(g)	All costs for which Tenant or any other tenant in the Building is being charged other than pursuant to the operating expense clauses;

(h)
The cost of any electric current furnished to the Premises or any rentable area of the Building for purposes other than the operation of building equipment and machinery and the lighting of public toilets, stairways, shaftways, and building machinery or fan rooms;

(i)
The cost of structural repairs to the Building, including the correction of defects in the construction of the Building or in the Building equipment, including structural repairs to the roof, curtain wall, foundation, floor slabs, except for normal caulking and maintenance;

(j)	The cost of any repair made by Landlord because of the total or partial destruction of the Building or the condemnation of a portion of the Building;

(k)
Any increase in insurance premium to the extent that such increase is caused or attributable to the use, occupancy or act of Landlord or another tenant, and insurance on leasehold improvements in the premises leased or to be leased to other tenants;

(l)	The cost of any items for which landlord is reimbursed by insurance, condemnation awards, other tenants or any other source;

(m)
The costs incurred in connection with the original construction of the Building, or in connection with any additions, capital improvements or capital repairs, to the Building subsequent to the date of original construction;

(n)
The cost of any repairs, alterations, additions, changes, replacements, and other items which under generally accepted accounting principles are properly classified as capital expenditures to the extent they upgrade or improve the Building as opposed to replace existing items which have worn out;

(o)	Any operating expense representing any amount paid to a related corporation, entity, or person which is in excess of the amount which would be paid in excess of prevailing charges for such services;

(p)	The cost of tools and equipment used initially in the construction, operation, repair and maintenance of the Building;

(q)
The cost of any work or service performed for or facilities furnished to any tenant of the Building to a greater extent or in a manner more favorable to such tenant than that performed for or furnished to tenant;

(r)	The cost of alterations of space in the Building leased to other tenants;

(s)	The cost of overtime or other expense to landlord in curing its defaults or performing work expressly provided in this Lease to be borne at Landlord’s expenses;

(t)
Capital improvements or expenditures incurred to reduce Operating Expenses except that such improvements or expenditures shall be included in Operating Expenses to the lesser of the annual amortized amount of said improvements or expenditures (over the useful life of the improvement or item) or the actual savings;

(u)	Ground rent or similar payments to a ground lessor;

(v)
Costs arising from the presence of mold, fungus, asbestos or other hazardous materials or substances in or about or below the land or the Building, including, without limitation, hazardous substances in the groundwater or soil, such costs to include the cost of removal, abatement, or treatment of mold, fungus, asbestos or any other hazardous material or substance, except to the extent caused by Tenant, Tenant shall be solely responsible for such costs;

(w)
Wages, salaries or other compensation paid to offsite employees or other employees of Landlord who are not assigned full-time to the operation, management, maintenance, or repair of the Building in excess of the pro-rata amount of the value thereof attributable to such activities relating to the Building;

(x)
The cost of advertising and public relations and promotional costs associated with the promotion or leasing of the Building and costs of signs in or on the Building identifying the owners of the Building or any tenant of the Building;

(y)	The cost of utilities and other similar expenses incurred directly or on behalf of retail tenants in the Building;

(z) The cost of any fines or penalties incurred due to the violation by Landlord of any governmental rule or authority. This is not intended to exclude costs incurred in complying with such rule or authority if otherwise includable in Operating Expenses.

(aa)
The cost incurred in connection with disputes with tenants, other occupants, or prospective tenants, or costs and expenses incurred in connection with negotiations or disputes with employees, consultants, management agents, leasing agents, purchasers or mortgagees of the Building;

(bb)
The cost of allowances, concessions, permits, licenses, inspections, and other costs and expenses incurred in completing, fixturing, furnishing, renovating or otherwise improving, decorating or redecorating space for tenants (including tenant), prospective tenants or other occupants or prospective occupants of the Building, or vacant leasable space in the Building, or constructing or finishing demising walls and public corridors with respect to any such space;

(cc)	Costs incurred in connection with the sale, financing, refinancing, mortgaging, selling or change of ownership of the Building;

(dd)	Costs, fines, interest, penalties, legal fees or costs of litigation incurred due to the late payment of taxes, utility bills and other costs incurred by Landlord's failure to make such payments when due;

(ee)
Costs incurred by Landlord which are associated with the operation of the business of the legal entity which constitutes Landlord as the same is separate and apart from the cost of the operation of the Building, including legal entity formation and legal entity accounting (including the incremental accounting fees relating to the operation of the Building to the extent incurred separately in reporting operating results to the Building's owners or lenders);

(ff)	General overhead, general administrative expenses, accounting, recordkeeping and clerical support of Landlord or the management agent not relating to the operation of the Building;

(gg)
Rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature, except equipment not affixed to the Building which is used in providing janitorial or other services;

(hh)
Rent or rental-related expenses (such as expense reimbursements similar to the Additional Rent Tenant pays for Operating Expenses) for Landlord's leasing office or other employee office space not used for the purpose of managing the Building or for any space in the Building set aside for storage facilities, or other facilities provided for the benefit of certain (but not all) tenants;

(ii)	Moving expense costs of tenants of the Building;

(jj)	Costs incurred for any items to the extent covered by a manufacturer's, materialmen's, vendor or contractor's warranty;

(kk)	Costs of overtime HVAC service whether provided to the Tenant or any other tenant of the Building;

(ll)	The cost of repairs necessitated by the gross negligence of Landlord, its agents or employees, and the costs of repairs, replacements or maintenance required to cure a condition at the Building or Common Areas which violates Laws;

(mm)	Consulting costs and expenses paid by Landlord unless they relate exclusively to improving management or operation of the Building;

(nn)	Vault rental or other vault charges, except for the rental of one lockbox;

(oo)	The cost of services provided or other costs incurred in connection with the operation of retail or other ancillary operations owned, operated or subsidized by Landlord; and

(pp)
Any other expense or cost which under generally accepted accounting principles ("GAAP"), would not be considered a normal maintenance or operating expense of an office building, except for the cost of landscaping and the replacement of floor or wall coverings in Common Areas of the Building, the cost of which shall be amortized on a straight-line basis over the reasonably estimated actual useful life of each such item.

Landlord and Tenant intend that Operating Expenses paid by Tenant under this Lease reimburse Landlord for any actual increase in Operating Expenses incurred by Landlord over those incurred during the Base Year but not provide a profit to Landlord.

Tenant, at its expense, shall have the right, on one occasion per calendar year, at a reasonable time and at Landlord’s Tampa offices, to audit Landlord's books and records relating to items affecting Operating Expenses for the Base Year and any subsequent calendar year or years; provided that Tenant's right to audit shall expire within one (1) year after Landlord has furnished to Tenant the Annual Statement for the applicable calendar year if Tenant has not notified Landlord in writing of Tenant's election to conduct an audit. Notwithstanding the foregoing, Tenant may defer its audit of the Base Year until its initial audit of a subsequent calendar year.

If Tenant has timely exercised its option to conduct an audit, Tenant shall have a period of ninety (90) days in which to complete the audit, which ninety (90) day period shall commence after Landlord has afforded Tenant full access to such documents (in a location within the Building) as are necessary to conduct the audit including, without limitation, work papers prepared by Landlord's bookkeepers and accountants, canceled checks, invoices, and such other documents as may be reasonably required. Landlord shall cooperate with Tenant as to facilitate the performance of Tenant's audit.

In the event that it is ultimately determined (by agreement of the parties, by a final court determination, or otherwise) that the actual Operating Expenses for any year is less than the amount set forth in Annual Statement, then Landlord shall reimburse Tenant for such overcharge within fifteen (15) days of receipt of notice thereof. If the overcharge is by an amount in excess of four (4) percent (4%), Landlord shall also reimburse Tenant for the cost or fees paid by Tenant in connection with such audit and shall also pay interest at the Maximum Rate on the overcharge from the date that the statement of Operating Expenses was delivered to Tenant until the date that Landlord has reimbursed Tenant for such overcharge. In the event that it is ultimately determined (by agreement of the parties, by a final court determination, or otherwise) that the actual Operating Expenses for any year is greater than the amount set forth in Annual Statement, then Tenant shall pay the additional amount due with its next installment of Rent due no earlier than fifteen (15) days after such determination. Tenant's audit and reimbursement rights herein contained shall survive expiration or termination of this Lease.

LEASE ADDENDUM NUMBER TWO - A
ANNUAL STATEMENT FORM

LEASE ADDENDUM NUMBER THREE

OPTION TO RENEW LEASE TERM

1.  Option to Extend. Tenant shall have the right and option to renew the Lease (the "Renewal Option") for two (2) additional periods of five (5) years each (the “Renewal Lease Terms”) (a separate notice is required for each Renewal Lease Term); provided, however, such Renewal Option is contingent upon the following (i) Tenant is not in default beyond applicable notice and cure periods at the time Tenant gives Landlord notice of Tenant’s intention to exercise the Renewal Option; (ii) upon the Expiration Date or the expiration of any Renewal Lease Term, Tenant has no outstanding default beyond applicable notice and cure periods; (iii) Tenant is not disqualified by multiple defaults as provided in the Lease; and (iv) Tenant (or its assignee or subtenant) is occupying the Premises. Following the expiration of the second (2nd) Renewal Term, Tenant shall have no further right to renew the Lease pursuant to this section.

2.  Exercise of Option. Tenant shall exercise each Renewal Option by giving Landlord notice no less than nine (9) months prior to the Expiration Date or the last day of any Renewal Lease Term. If Tenant fails to give such notice to Landlord prior to the date that is nine (9) months prior to the Expiration Date, then Tenant shall forfeit the Renewal Option. If Tenant exercises the Renewal Option, then during any such Renewal Lease Term, Landlord and Tenant’s respective rights, duties and obligations shall be governed by the terms and conditions of the Lease. Time is of the essence in exercising the Renewal Option.

3.  Term. If Tenant exercises the Renewal Option, then during any such Renewal Lease Term, all references to the term “Term”, as used in the Lease, shall mean the “Renewal Lease Term”.

4.  Base Rent for Renewal Lease Term. The Base Rent for the Renewal Lease Term shall be the Fair Market Rental Rate, determined as follows:

Definition. The term "Fair Market Rental Rate" shall mean the market rental rate for the pertinent Renewal Option for which such determination is being made for office space in comparable low rise office buildings in the Westshore office market area ("AREA") for leases of space of equivalent quality, size, utility, and location. Such determination shall take into account all relevant factors, including, without limitation, the following matters: the credit standing of Tenant; the payment of any real estate commission; the length of the term; expense stops or base years; the fact that Landlord will experience no vacancy period and that Tenant will not suffer the costs and business interruption associated with moving its offices and negotiating a new lease; the condition of and alterations required to comparable premises as compared to the condition of the Premises; construction allowances and other tenant concessions that would be available to tenants comparable to Tenant in the AREA (such as moving expense allowance, free rent periods, and lease assumption and take-over provisions, if any).

Determination. Landlord shall deliver to Tenant notice of the Fair Market Rental Rate (the "FMR Notice") for the Premises for the Renewal Lease Term in question within thirty (30) days after Tenant exercises the option giving rise to the need to determine the Fair Market Rental Rate. If Tenant disagrees with Landlord's assessment of the Fair Market Rental Rate specified in a FMR Notice, then it shall so notify Landlord in writing within thirty (30) days after delivery of such FMR Notice (the “Objection Notice”), electing either to withdraw Tenant’s exercise of the Renewal Option or to proceed to determine the Fair Market Rate in accordance with the procedure set forth in this paragraph (“FMR Arbitration”). If Tenant fails to give the Objection Notice within the thirty (30) days after delivery of the FMR Notice, then Tenant shall be deemed to have withdrawn its exercise of the Renewal Option. If Tenant timely gives the Objection Notice, but fails to elect either to withdraw its exercise of the Renewal Option or to proceed with FMR Arbitration, Tenant shall be deemed to have withdrawn its exercise of the Renewal Option. If in the Objection Notice Tenant elects to proceed with FMR Arbitration, Landlord and Tenant shall meet to attempt to determine the Fair Market Rental Rate. If Tenant and Landlord are unable to agree on such Fair Market Rental Rate within ten (10) business days after delivery of the Objection Notice, then Landlord and Tenant shall each appoint an independent real estate appraiser with at least ten (10) years' commercial real estate appraisal experience in the AREA market, each of whom shall make a determination of the Fair Market Rental Rate within twenty (20) days after their selection hereunder. If Tenant and Landlord are unable to agree upon and select one of the determinations made by the initial two (2) appraisers within ten (10) business days after receipt of the two determinations, the two appraisers shall then, within five (5) days thereafter, select an independent third appraiser with like qualifications. If the two appraisers are unable to agree on the third appraiser within such five (5) day period, either Landlord or Tenant, by giving five (5) days prior notice thereof to the other, may apply to the then presiding judge of the Circuit Court for Hillsborough County, Florida, for selection of a third appraiser who meets the qualifications stated above. Within twenty (20) days after the selection of the third appraiser, the third appraiser shall make a determination of the Fair Market Rental Rate by selecting whichever of the two determinations made by the initial two appraisers is closer to the actual Fair Market Rental Rate in the opinion of such third appraiser, which determination shall be binding on Landlord and Tenant. The third appraiser shall have no discretion other than to select one or the other determination of the initial two appraisers as set forth herein. Tenant and Landlord shall each bear the entire cost of the appraiser selected by it and shall share equally the cost of the third appraiser.

Administration. If Tenant has exercised the Renewal Option and the Fair Market Rental Rate for the Renewal Lease Term has not been determined in accordance with this section by the time that Rent for the Renewal Lease Term is to commence in accordance with the terms hereof, then Tenant shall pay Rent for the Renewal Lease Term based on the Fair Market Rental Rate proposed by Landlord pursuant to this section until such time as the Fair Market Rental Rate has been so determined, at which time appropriate cash adjustments shall be made between Landlord and Tenant such that Tenant is charged Rent based on the Fair Market Rental Rate (as finally determined pursuant to this section) for the Renewal Lease Term during the interval in question.

LEASE ADDENDUM NUMBER FOUR

INTENTIONALLY OMITTED

LEASE ADDENDUM NUMBER FIVE
TENANT PARKING AGREEMENT

1. The parties hereby acknowledge that they have heretofore entered, or are contemporaneously herewith entering, a certain lease dated ______________, 2004 (the “Lease”) for premises known as Suite 400 (the “Premises”) located in the property known as Spectrum (the “Property”). In the event of any conflict between the Lease and this Agreement, the latter shall control.

2. Landlord hereby grants to Tenant and persons designated by Tenant, for the Term of the Lease, and for no additional consideration, the right to use 5 parking spaces per 1000 rentable square feet of space in the Premises in the parking areas designated herein, which spaces shall include Tenant’s pro-rata share of all handicapped (0.06/1000 rentable square feet) and visitor (0.07/1000 rentable square feet) parking in the LakePointe Two and Pavilion garages, such allocations being subject to change as required by law. Tenant may access and use four (4) spaces per 1,000 rentable square feet in the LakePointe Two garage. All remaining spaces to which Tenant is entitled shall be in the Pavilion garage. Of the spaces Tenant is permitted to use in the LakePointe Two garage, twenty-one (21) shall be reserved for Tenant’s exclusive use. The location of the reserved parking spaces shall be as indicated on attached Lease Addendum Five-A. Each of Tenant’s employees shall be given stickers for their cars identifying the garage to be used by the employee and shall use only the garage identified. Landlord shall have the right to convert any existing parking to secure parking at any time by installing a control device. The Term of this agreement shall commence on the Commencement Date under the Lease and shall continue until the earlier to occur of the Expiration Date under the Lease or, termination of the Lease. Tenant may, from time to time, request additional parking spaces, and if Landlord shall provide the same, such spaces shall be provided and used on a month-to-month basis, and otherwise on the foregoing terms and provisions, and such monthly parking charges as Landlord shall establish from time to time. Tenant acknowledges that Landlord has entered into agreements with  PriceWaterhouseCoopers and AT&T (and their respective subtentants) and certain other tenants pursuant to which portions of the parking spaces in the LakePointe Two garage have been reserved for the exclusive use of those tenants as depicted in Lease Addendum Five-B. Nonetheless, Landlord agrees to limit the number of reserved parking spaces in the Lakepointe Two garage to an aggregate of one space per 1000 rentable square feet of space leased by all tenants using the LakePointe Two garage, with the total number of such reserved parking spaces in LakePointe Two garage not exceeding 752 spaces (the "Reserved Parking Limit"). In the Pavilion garage, Landlord shall, at Landlord’s option, either (i) reserve and designate for Tenant’s exclusive use 40 parking spaces, which spaces shall be located in a contiguous block, shall be located on the third or fourth floor of the garage, and shall be near to or adjacent to the north or south stairwell, or (ii) limit the number of reserved parking spaces in the Pavilion garage to one space per 1000 rentable square feet of space leased by all tenants using the Pavilion garage (not to exceed 430 reserved parking spaces).

3. Tenant shall at all times comply with all applicable ordinances, rules, regulations, codes, laws, statutes and requirements of all federal, state, county and municipal governmental bodies or their subdivisions respecting the use of the designated parking area. Landlord reserves the right to adopt, modify and enforce reasonable Rules governing the use of the designated parking area from time to time, including any key-card, sticker or other identification or entrance system. The Rules set forth hereinafter are currently in effect. Landlord may refuse to permit any person who violates such Rules to park in the designated parking area, and any violation of the Rules shall subject the car to removal from the designated parking area.

4. Except as provided in Section 2 above, the parking spaces hereunder shall be provided on an unreserved “first-come, first-served” basis, but Landlord shall not grant parking rights to tenants or others reasonably anticipated to result in availability to Tenant of less than 5 parking spaces per 1,000 rentable square feet contained in the Premises. Tenant acknowledges that Landlord has or may arrange for the designated parking area to be operated by an independent contractor, not affiliated with Landlord. In such event, Tenant acknowledges that Landlord shall have no liability for claims arising through acts or omissions of such independent contractor, if such contractor is reputable. Except for intentional acts or gross negligence, Landlord shall have no liability whatsoever for any damage to property or any other items located in the designated parking area, nor for any personal injuries or death arising out of any matter relating to the designated parking area, and in all events, Tenant agrees to look first to its insurance carrier and to require that Tenant’s employees look first to their respective insurance carriers for payment of any losses sustained in connection with any use of the designated parking area. Tenant hereby waives on behalf of its insurance carriers all rights of subrogation against Landlord or Landlord’s agents. Landlord reserves the right to assign specific spaces, and to reserve spaces for visitors, small cars, handicapped persons and for other tenants, guests of tenants or other parties, and Tenant and persons designated by Tenant hereunder shall not park in any such assigned or reserved spaces. Landlord also reserves the right to close all or any portion of the designated parking area in order to make repairs or perform maintenance services, or to alter, modify, re-stripe or renovate the designated parking area, or if required by casualty, strike, condemnation, act of God, governmental law or requirement or other reason beyond Landlord’s reasonable control. In such event, Landlord shall use commercially reasonable efforts to provide a substitute parking area for the period of unavailability if such parking is available in the vicinity of the Building, located as close to the Building as possible (which may be located in an unpaved area).

5. If Tenant shall default under this Agreement and fails to cure such default within ten (10) days after notice from Landlord, Landlord shall have the right to remove from the designated parking area any vehicles hereunder which shall have been involved or shall have been owned or driven by parties involved in causing such default, without liability therefor whatsoever. Tenant shall communicate to its employees the Rules set forth at the end of this Lease Addendum Number Five. In addition, if Tenant shall default under this Agreement, Landlord shall have the right to cancel this Agreement on ten (10) days’ written notice, unless within such ten (10) day period, Tenant cures such default. Such cancellation right shall be cumulative and in addition to any other rights or remedies available to Landlord at law or equity, or provided under the Lease (all of which rights and remedies under the Lease are hereby incorporated herein, as though fully set forth). Any default by Tenant under the Lease shall be a default under this Agreement, and any default under this Agreement shall be a default under the Lease. Notwithstanding anything herein to the contrary, a default or other failure to observe the rules and regulations by a user of the parking area shall not constitute a default by Tenant under the Lease, but rather, such user's rights to use the parking area shall be revoked if such default or failure continues for more than two (2) business days after notice to such user.

RULES

(i )
Designated parking area hours shall be available to Tenant and its employees 24 hours a day, year round, but there shall be no overnight parking (except when the driver is using the Premises or traveling on business).

(ii)	Cars must be parked entirely within the stall lines painted on the floor, and only small cars may be parked in areas reserved for small cars.

(iii)	All directional signs and arrows must be observed.

(iv)	The speed limit shall be five (5) miles per hour.

(v)	Spaces reserved for handicapped parking must be used only by vehicles properly designated.

(vi)	Parking is prohibited in all areas not expressly designated for parking, including without limitation:

(vi)	Parking is prohibited in all areas not expressly designated for parking, including without limitation:

(a)    areas not striped for parking
(b)    aisles
(c)    where “no parking” signs are posted
(d)    ramps
(e)    loading zones

(vii)
Parking key cards or any other devices or forms of identification or entry supplied by Landlord shall remain the property of Landlord. Such devices must be displayed as requested and may not be mutilated in any manner. The serial number of the parking identification device may not be obliterated. Devices are not transferable and any device in the possession of an unauthorized holder will be void.

(viii)
If applicable, monthly fees shall be payable in advance prior to the first day of each month. Failure to do so within five (5) days after notice will automatically cancel parking privileges and a charge at the prevailing daily parking rate will be due. No deductions or allowances from the monthly rate will be made for days on which the designated parking area is not used by Tenant or its designees.

(ix)	Designated parking area managers or attendants are not authorized to make or allow any exceptions to these Rules.

(x)	Every parker is required to park and lock his own car.

(xi)
Loss or theft of parking identification, key cards or other such devices must be reported to Landlord or any garage manager immediately. Any parking devices reported lost or stolen found on any unauthorized car will be confiscated and the illegal holder will be subject to prosecution. Lost or stolen devices found by Tenant or its employees must be reported to the office of the designated parking area immediately.

xliii

(xii)	Washing, waxing, cleaning or servicing of any vehicle by the customer and/or his agents is prohibited. Parking spaces may be used only for parking automobiles.

(xiii)	Tenant agrees to acquaint all persons to whom Tenant assigns parking space with these Rules.

LEASE ADDENDUM NUMBER FIVE—A
LOCATION OF RESERVED PARKING
LakePoint Two Garage

LEASE ADDENDUM NUMBER FIVE - B
PARKING RESERVED TO OTHER TENANTS
LakePointe Two Garage

LEASE ADDENDUM NUMBER SIX
RADON

The following disclosure is made pursuant to Section 404.056 of the Florida statutes: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

LEASE ADDENDUM NUMBER SEVEN

RIGHT OF FIRST OFFER

Provided Tenant is not in default under this Lease, and subject only to the rights of current tenant AT&T (and its assignees, excluding Landlord or any affiliate of Landlord) under the currently existing terms of its lease, Tenant shall have an ongoing right of first offer ("Right of First Offer"): (i) to lease space on the first floor of the Building, consisting of approximately 3,499 rentable square feet, as more particularly shown on Lease Addendum Number Seven - A, and, (ii) in addition to the right set forth in (i) above, provided that Landlord has created a multi-tenant environment on the third floor or otherwise leases or desires to lease space on that floor in increments of less than the full floor, to lease space on the third floor of the Building, consisting of approximately 4,000 rentable square feet, and as more particularly shown on Lease Addendum Number Seven - B attached to this Addendum (each "First Offer Space"). Before Landlord offers either First Offer Space to any prospective or existing tenant, Landlord shall provide written notice to Tenant of its availability for lease by Tenant (the "Offer Notice"). Tenant shall have ten (10) days from receipt of the Offer Notice to give written notice of Tenant's intent to exercise the Right of First Offer and to lease the First Offer Space identified in the Offer Notice upon the same terms and conditions as contained in this Lease, including without limitation, the Allowance, except that the Base Rent will be the Fair Market Rental Rate, as defined in accordance with Lease Addendum Number Three and the remaining Term under this Lease from the date of Tenant's exercise of the Right of First Offer (including any exercised Renewal Term) shall be at least three (3) years, and if less than three (3) years remain in the Term of this Lease, the Term of this Lease shall be deemed automatically extended upon Tenant's exercise of the Right of First Offer so as to expire on the third anniversary of such exercise, with Base Rent for any such extended Term equal to the Fair Market Rental Rate. Failure by Tenant to so notify Landlord within such ten (10) day period shall be deemed a waiver of Tenant's rights hereunder as to the First Offer Space identified in the Offer Notice, and Landlord may then lease that First Offer Space to a third party, provided Landlord and such third party execute a lease which includes that First Offer Space within twelve (12) months after Tenant waives, or is deemed to waive, its Right of First Offer for such space. Failing that, Landlord shall again offer that First Offer Space to Tenant before leasing that space to a third party.

Determination Within ten (10) days after Tenant exercises its Right of First Offer, Landlord shall deliver to Tenant notice for the Fair Market Rental Rate (the "FMR Notice") for the pertinent First Offer Space. If Tenant disagrees with Landlord's assessment of the Fair Market Rental Rate specified in a FMR Notice, it shall so notify Landlord in writing within ten (10) days after receipt of such FMR Notice (the “Objection Notice”), electing either to withdraw Tenant’s exercise of the Right of First Offer or to proceed to determine the Fair Market Rental Rate in accordance with the procedure set forth in this paragraph (“FMR Arbitration”). If Tenant fails to give the Objection Notice within ten (10) days after receipt of the FMR Notice, then Tenant shall be deemed to have withdrawn its exercise of the Right of First Offer. If Tenant timely gives the Objection Notice, but fails to elect either to withdraw its exercise of the Right of First Offer or to proceed with FMR Arbitration, Tenant shall be deemed to have withdrawn its exercise of the Right of First Offer. If in the Objection Notice Tenant elects to proceed with FMR Arbitration, Landlord and Tenant shall meet to attempt to determine the Fair Market Rental Rate. If Tenant and Landlord are unable to agree on such Fair Market Rental Rate within ten (10) days after delivery after the Objection Notice, then Landlord and Tenant shall each appoint an independent real estate appraiser with at least ten (10) years' commercial real estate appraisal experience in the AREA market, each of whom shall make a determination of the Fair Market Rental Rate within twenty (20) days after their selection hereunder. If Tenant and Landlord are unable to agree upon and select one of the determinations made by the initial two (2) appraisers within ten (10) business days after receipt of the two determinations, the two appraisers shall then, within five (5) days thereafter, select an independent third appraiser with like qualifications. If the two appraisers are unable to agree on the third appraiser within such five (5) day period, either Landlord or Tenant, by giving five (5) days prior notice thereof to the other, may apply to the then presiding judge of the Circuit Court for Hillsborough County, Florida, for selection of a third appraiser who meets the qualifications stated above. Within twenty (20) days after the selection of the third appraiser, the third appraiser shall make a determination of the Fair Market Rental Rate by selecting whichever of the two determinations made by the initial two appraisers is closer to the actual Fair Market Rental Rate in the opinion of such third appraiser, which determination shall be binding on Landlord and Tenant. The third appraiser shall have no discretion other than to select one or the other determination of the initial two appraisers as set forth herein. Tenant and Landlord shall each bear the entire cost of the appraiser selected by it and shall share equally the cost of the third appraiser.

Administration. Tenant shall design and construct all leasehold improvements in the First Offer Space, and Rent will commence 120 days after delivery of the First Offer Space to Tenant for commencement of construction. If Tenant has exercised the Right of First Offer and the Fair Market Rental Rate Term has not been determined in accordance with this section by the time that Rent for the First Offer Space is to commence in accordance with the terms hereof, then Tenant shall pay Rent for the First Offer Space based on the Fair Market Rental Rate proposed by Landlord pursuant to this section until such time as the Fair Market Rental Rate has been so determined, at which time appropriate cash adjustments shall be made between Landlord and Tenant such that Tenant is charged Rent based on the Fair Market Rental Rate (as finally determined pursuant to this section) for the First Offer Space during the interval in question.

LEASE ADDENDUM NUMBER SEVEN - A
FIRST FLOOR: RIGHT OF FIRST OFFER SPACE

LEASE ADDENDUM NUMBER SEVEN - B
THIRD FLOOR: RIGHT OF FIRST OFFER SPACE

l

LEASE ADDENDUM NUMBER EIGHT
CLEANING SPECIFICATIONS

EXHIBIT A
PREMISES

EXHIBIT B
RULES AND REGULATIONS

1.
Access to Building. On Saturdays, Sundays, Holidays and weekdays between the hours of 6:00 P.M. and 8:00 A.M., access to the Building and/or to the halls, corridors, elevators or stairways in the Building may be restricted and access shall be gained by use of a key or electronic card to the outside doors of the Buildings. Landlord may from time to time establish security controls for the purpose of regulating access to the Building. Tenant shall be responsible for providing access to the Premises for its agents, employees, invitees and guests at times access is restricted, and shall comply with all such security regulations so established.

2.
Protecting Premises. The last member of Tenant to leave the Premises shall close and securely lock all doors or other means of entry to the Premises and shut off all lights and equipment in the Premises.

3.
Building Directories. The directories for the Building in the form selected by Landlord shall be used exclusively for the display of the name and location of tenants. Any additional names and/or name change requested by Tenant to be displayed in the directories must be approved by Landlord and, if approved, will be provided at the sole expense of Tenant.

4.
Large Articles. Furniture, freight and other large or heavy articles may be brought into the Building only at times and in the manner designated by Landlord and always at Tenant's sole responsibility. All damage done to the Building, its furnishings, fixtures or equipment by moving or maintaining such furniture, freight or articles shall be repaired at Tenant’s expense.

5.
Signs. Tenant shall not paint, display, inscribe, maintain or affix any sign, placard, picture, advertisement, name, notice, lettering or direction on any part of the outside or inside of the Building, or on any part of the inside of the Premises which can be seen from the outside of the Premises, including windows and doors, without the written consent of Landlord, and then only such name or names or matter and in such color, size, style, character and material as shall be first approved by Landlord in writing. Landlord, without notice to Tenant, reserves the right to remove, at Tenant's expense, all matters other than that provided for above.

6.
Defacing Premises and Overloading. Tenant shall not place anything or allow anything to be placed in the Premises near the glass of any door, partition, wall or window that may be unsightly from outside the Premises. Tenant shall not place or permit to be placed any article of any kind on any window ledge or on the exterior walls; blinds, shades, awnings or other forms of inside or outside window ventilators or similar devices shall not be placed in or about the outside windows in the Premises except to the extent that the character, shape, color, material and make thereof is approved by Landlord. Tenant shall not do any painting or decorating in the Premises or install any floor cover-ings in the Premises or make, paint, cut or drill into, or in any way deface any part of the Premises or Building without in each instance obtaining the prior written consent of Landlord, which consent will not be unreasonably withheld, delayed or conditioned. Tenant shall not overload any floor or part thereof in the Premises, or any facility in the Building or any public corridors or elevators therein by bringing in or removing any large or heavy articles and Landlord may direct and control the location of safes, files, and all other heavy articles and, if considered necessary by Landlord may require Tenant at its expense to supply whatever supplementary supports necessary to properly distribute the weight.

7.
Obstruction of Public Areas. Tenant shall not, whether temporarily, accidentally or otherwise, allow anything to remain in, place or store anything in, or obstruct in any way, any sidewalk, court, hall, passageway, entrance, or shipping area. Tenant shall lend its full cooperation to keep such areas free from all obstruction and in a clean and sightly condition, and move all supplies, furniture and equipment as soon as received directly to the Premises, and shall move all such items and waste (other than waste customarily removed by Building employees) that are at any time being taken from the Premises directly to the areas designated for disposal. All courts, passageways, entrances, exits, elevators, escalators, stairways, corridors, halls and roofs are not for the use of the general public and Landlord shall in all cases retain the right to control and prevent access thereto by all persons whose presence, in the judgment of Landlord, shall be prejudicial to the safety, character, reputation and interest of the Building and its tenants; provided, however, that nothing herein contained shall be construed to prevent such access to persons with whom Tenant deals within the normal course of Tenant's business so long as such persons are not engaged in illegal activities.

8.
Additional Locks. Tenant shall not attach, or permit to be attached, additional locks or similar devices to any door or window, change existing locks or the mechanism thereof, or make or permit to be made any keys for any door other than those provided by Landlord. Upon termination of this Lease or of Tenant's posses-sion, Tenant shall immediately surrender all keys to the Premises. Notwithstanding the foregoing, Tenant shall be permitted to install keypads or other security locks on all perimeter and stairwell doors; provided, however, that all such facilities shall comply with all local codes and ordinances and Landlord will be furnished with keys or other access.

9.
Communications or Utility Connections. If Tenant desires signal, alarm or other utility or similar service connections installed or changed, then Tenant shall not install or change the same without the approval of Landlord, which approval will not be unreasonably withheld, delayed or conditioned, and then only under direction of Landlord and at Tenant's expense. Initial installation of any such facilities will be conducted as a part of the work done pursuant to, and shall be governed by the terms of, the Work Letter.

10.
Office of the Building. Service requirements of Tenant will be attended to only upon application at the office of Highwoods Properties, Inc. Employees of Landlord shall not perform, and Tenant shall not engage them to do any work outside of their duties unless specifically authorized by Landlord.

11.
Restrooms. The restrooms, toilets, urinals, vanities and the other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the Tenant whom, or whose employees or invitees, shall have caused it.

12.
Intoxication. Landlord reserves the right to exclude or expel from the Building any person who, in the judgment of Landlord, is intoxicated, or under the influence of liquor or drugs, or who in any way violates any of the Rules and Regulations of the Building.

13.
Nuisances and Certain Other Prohibited Uses. Except as otherwise permitted under the Lease, Tenant shall not (a) install or operate any internal combus-tion engine, boiler, machinery, refrigerating, heating or air conditioning apparatus in or about the Premises; (b) engage in any mechanical business, or in any service in or about the Premises or Building, except those ordinarily embraced within the Permitted Use as specified in Section 3 of the Lease; (c) use the Premises for housing, lodging, or sleep-ing purposes; (d) place any radio or television antennae on the roof or on or in any part of the inside or outside of the Building other than the inside of the Premises, or place a musical or sound producing instrument or device inside or outside the Premises which may be heard outside the Premises; (e) use any power source for the operation of any equipment or device other than dry cell batteries or electricity; (f) operate any electrical device from which may emanate waves that could interfere with or impair radio or television broadcasting or reception from or in the Building or elsewhere; (g) bring or permit to be in the Building any bicycle, other vehicle, dog (except in the company of a blind person), other animal or bird; (h) make or permit any objectionable noise or odor to emanate from the Premises; (i) disturb, harass, solicit or canvass any occupant of the Building; (j) do anything in or about the Premises which could be a nuisance or tend to injure the reputation of the Building; (k) allow any firearms in the Building or the Premises except as approved by Landlord in writing.

14.
Solicitation. Tenant shall not canvass other tenants in the Building to solicit business or contributions and shall not exhibit, sell or offer to sell, use, rent or exchange any products or services in or from the Premises unless ordinarily embraced within the Tenant's Permitted Use as specified in Section 3 of the Lease.

15.
Energy Conservation. Tenant shall not waste electricity, water, heat or air conditioning and agrees to reasonably cooperate with Landlord to ensure the most effective operation of the Building's heating and air conditioning, and shall not allow the adjustment (except by Landlord's authorized Building personnel) of any controls.

16.
Building Security. At all times other than normal business hours the exterior Building doors and suite entry door(s) must be kept locked to assist in security. Problems in Building and suite security should be directed to Landlord at (813) 673-6050.

17.
Parking. Parking is in designated parking areas only. There shall be no vehicles in "no parking" zones or at curbs. Handicapped spaces are for handicapped persons only and the Police Department will ticket unauthor-ized (unidentified) cars in handicapped spaces. Landlord reserves the right to remove vehicles that do not comply with the Lease or these Rules and Regulations and Tenant shall indemnify and hold harmless Landlord from its reasonable exercise of these rights with respect to the vehicles of Tenant and its employees, agents and invitees.

18.	Janitorial Service. The janitorial staff will remove all trash from trashcans. Any container or boxes left in hallways or apparently discarded unless clearly and conspicuously labeled DO NOT REMOVE may be removed without liability to Tenant. Any large volume of trash resulting from delivery of furniture, equipment, etc., should be removed by the delivery company, Tenant, or Landlord at Tenant's expense. Janitorial service will be provided after hours five (5) days a week. All requests for trash removal other than normal janitorial services should be directed to Landlord at (813) 673-6050.

EXHIBIT C

COMMENCEMENT AGREEMENT

This COMMENCEMENT AGREEMENT (the “Commencement Agreement”), made and entered into as of this _______ day of ________________, 2004, by and between HIGHWOODS/FLORIDA HOLDINGS, L. P., a Delaware Partnership, with its principal office at 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604 (“Landlord”) and ______________________________________________________________, a _________________________________________ Corporation, with its principal office at _______________________________________________________________ (“Tenant”);

W I T N E S S E T H :

WHEREAS, Tenant and Landlord entered into that certain Lease Agreement dated ___________________ (the “Lease”), for space designated as Suite ________, comprising approximately ___________ rentable square feet, in the ______________________ Building, located at ___________________________________________, City of _____________, County of _______________, State of Florida; and

WHEREAS, the parties desire to establish the Commencement Date and Expiration Date as set forth below,

NOW, THEREFORE, in consideration of the mutual and reciprocal promises herein contained, Tenant and Landlord hereby agree that said Lease hereinafter described be, and the same is hereby modified in the following particulars:

1.  The term of the Lease by and between Landlord and Tenant actually commenced on ___________________ (the “Commencement Date”). The initial term of said Lease shall terminate on ___________________ (the “Expiration Date”). Section 3, entitled “Term”, and all references to the Commencement Date and Termination Date in the Lease are hereby amended.

2.  Except as modified and amended by this Commencement Agreement, the Lease shall remain in full force and effect.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Agreement to be duly executed, as of the day and year first above written.

LANDLORD:
WITNESSES:	HIGHWOODS/FLORIDA HOLDINGS, L.P.
a Delaware limited partnership
	By:	Highwoods/Florida GP Corp., its general partner
_____________________________________
	By:	_____________________________________
_____________________________________		Stephen A. Meyers
Print Name	Title:	Vice President - Tampa
	Date:	___________________________
_____________________________________
_____________________________________
Print Name

TENANT:
WITNESSES:
_______ DO NOT SIGN -- EXHIBIT ONLY____________
_____________________________________		Signature Line
__________________________________________	By:	_____________________________________
Print Name		Print Name

_____________________________________	Title:	_____________________________________
_____________________________________
Print Name	Date:	___________________________

EXHIBIT D
[ROOFTOP LICENSE AGREEMENT]

ROOFTOP LICENSE. (a) Grant. Landlord hereby grants to Tenant the non-exclusive right (hereinafter collectively the “Rooftop Rights”):

i.
To install, operate, maintain and remove, at Tenant’s sole expense and risk, certain rooftop communications equipment (hereinafter the “Equipment”) as described in Exhibit D-1 attached hereto and made a part hereof.

ii.
To install, maintain, operate, and replace at Tenant’s sole expense and risk, certain connecting equipment, including, but not limited to, the cables, conduits, and connecting hardware necessary for the operation of the Equipment (hereinafter the "Connecting Equipment”).

iii.
To pull such Connecting Equipment through the Building Common Areas (if existing risers are full, Tenant shall use a separate raceway to be installed by Tenant at Tenant’s sole cost and expense with routing as approved by Landlord) for the purpose of connecting Tenant’s rooftop Equipment to the related Equipment located in Tenant’s lease Premises.

(b) Grant Non-exclusive. The Rooftop Rights granted herein are not exclusive and Landlord reserves the right to grant, renew or extend rooftop communications rights to others; provided such rights do not render Tenant’s utilization of the site impractical. If Landlord grants Rooftop Rights to any future tenant, operator or licensee (“Future Licensee”), and such Future Licensee’s equipment interferes with Tenant’s operation and use of it Equipment, Landlord will direct the Future Licensee to take all steps reasonably necessary to reduce the level of interference to a level that does not materially impair Tenant’s operation and use of its Equipment. If such Future Licensee cannot or does not reduce the interference to a level that does not materially impair Tenant’s operation and use of its Equipment, Landlord shall terminate the license with such Future Licensee and require the Future Licensee to remove the equipment causing such interference.

(c) Term. The Rooftop Rights granted to Tenant by Landlord shall have an expiration date co-terminous with the Lease Term (unless sooner terminated by Landlord or Tenant as provided herein).

(d) Use. Tenant agrees to use the Equipment and Connecting Equipment exclusively for its own use. Tenant shall not use the Equipment or Connecting Equipment to provide services to any outside party without Landlord’s prior written consent, it being acknowledged that changes in the use of Tenant’s Equipment or Connecting Equipment may increase the value of the Rooftop Rights granted herein. Tenant shall not utilize the Equipment or Connecting Equipment in any manner that is in violation of any governmental laws, rules or regulations, whether now existing or hereinafter enacted or which is in violation of the Building Rules and Regulations. Tenant may not make any use of the Equipment or Connecting Equipment that (i) is or may be a nuisance or trespass or otherwise disturbs the other tenants in the Building, (ii) increases any insurance premiums, or (iii) makes such insurance unavailable to Landlord on the Building under the insurer’s standard underwriting criteria. Landlord makes no warranty or representation that the Building, the Building rooftop, or any improvements therein (including without limitation any existing equipment rooms, conduits, cables, and other spaces and products related to the operation or installation Tenant’s Equipment) (hereinafter collectively the “Equipment Space”) are suitable for Tenant’s intended use. Landlord further makes no warranty or representation that Tenant’s rooftop equipment will not be affected by or suffer interference from existing rooftop equipment, provided such existing equipment is operating in compliance with the terms and conditions allowed by the applicable rooftop agreement. Tenant acknowledges (i) that Tenant shall perform all necessary studies and reports to determine the suitability of the Equipment Space for Tenant’s intended us; (ii) that Tenant has not relied on any statements, representations, or any other indications (whether verbal, written, or both) made by Landlord, its employees, officers, agents, representatives, contractors, or brokers regarding the condition and suitability of the Equipment Space for Tenant’s intended use; and (iii) that Tenant has inspected the Equipment Space and accepts the same “as is” and agrees that Landlord is under no obligation to perform any work or provide any materials in preparation for the installation, maintenance or operation of Tenant’s Equipment or Connecting Equipment. Tenant further acknowledges that the Equipment Space may be accessed by Landlord’s authorized representatives, including but not limited to, authorized personnel representing other communications carriers, and agents, employees, contractors, representatives, and subcontractors, of Landlord.

(e)Termination. Provided Tenant is not then in default, Tenant may terminate its Rooftop Rights at any time, with or without cause, with thirty (30) days priors written notice to Landlord. Termination rights granted to Landlord and Tenant in the Lease shall also be fully applicable to the Rooftop Rights granted herein.

(f) Rent. Intentionally deleted.

(g) Equipment. The Equipment and the Connecting Equipment shall be installed behind the rooftop screen to be constructed on the roof of the Building, and otherwise in strict accordance with the covenants of the _______________, the specifications set forth in Exhibit D-1 and any subsequent plans and specifications approved by Landlord as set forth herein. Tenant shall at all times operate and maintain the Equipment and the Connecting Equipment in good condition and in compliance with all federal, state, and local laws, ordinances, and rules. Equipment replacements shall be restricted to equipment substantially similar in function and size to the Equipment described in Exhibit D-1. The installation of any additional equipment or equipment dissimilar in function or size to that described in Exhibit D-1 with Landlord's prior approval, not to be unreasonably withheld or delayed, shall be deemed an act of default by Tenant. Tenant shall not place any load upon any floor or upon the roof of the Building contrary to the weight, method of installation and position reasonably prescribed by Landlord. The Equipment and Connecting Equipment shall remain at the sole risk of Tenant, and Landlord shall not be liable for any damage, theft, misappropriation or loss regardless of the cause thereof, and Tenant expressly waives any and all claims it may have against Landlord with respect to the same.

(h) Equipment Installation. Prior to the commencement of any work or the installation of any Equipment or Connecting Equipment, Tenant shall:

i.
Prepare and deliver to Landlord an outline of the Building rooftop, indicating the proposed location of the rooftop Equipment, a description of the proposed method of installation, and the proposed routing of any rooftop Connecting Equipment. Tenant shall also describe, in reasonable detail, the proposed routing of all non-rooftop Connecting Equipment. No work shall commence until Landlord has approved, in writing, all construction and installation plans, which approval shall not be unreasonably withheld or delayed. Landlord shall indicate its approval or disapproval and notify Tenant of any required changes within ten (10) business days after Landlord receives such plans from Tenant. In no event shall Landlord’s approval or change of such plans be deemed a representation that Tenant’s Equipment and Connecting Equipment will not cause interference with other systems in the Building or that Tenant’s plans comply with applicable laws, rules or regulations; such responsibility shall remain solely with Tenant.

ii.
Tenant warrants that the installation of the Equipment and Connecting Equipment shall be in strict compliance with (i) Exhibit D-1 attached hereto; (ii) any subsequent plans and specifications approved by Landlord; (iii) all Equipment manufacturer’s recommendations; and (iii) all applicable laws, rules or regulations. Tenant shall not make any material modifications to the Equipment Space without Landlord’s prior written approval, which Landlord shall determine tin its soles discretion. Tenant shall also insure that the installation and construction shall be performed in a neat, responsible, and workmanlike manner, using generally accepted construction standards, consistent with such reasonable requirements as shall be imposed by Landlord. Tenant shall promptly notify when all work has been completed and all work shall be inspected by Landlord. Within five (5) business days following Tenant’s completion of the installation, Tenant shall provided Landlord with documentation evidencing that all applicable permits, licenses, and approvals required for the installation, maintenance, and operation of the Equipment and Connecting Equipment have been obtained.

iii.
Tenant acknowledges that the structural integrity of the load bearing capability of the roof, the moisture resistance of the roof membrane, and the ability of Landlord to safely access all parts of the roof are of critical importance to Landlord. Tenant agrees that all specifications and plans will provide sufficient specificity to ensure that these concerns are protected. Tenant shall not make any penetrations of the roof membrane without the Landlord’s prior written approval. Any penetrations of the roof membrane approved by Landlord shall be made at Tenant’s sole cost and expense by a qualified roofing contractor selected by Landlord to ensure full compliance with the terms of all existing roof warranties. Tenant shall be fully liable to Landlord for any unauthorized activities that violate the terms of any warranty on the roof membrane and results in the full or partial loss of any roof warranty coverage otherwise available to Landlord. Tenant shall handle all parts, materials, and substances capable of damaging the roof membrane in a manner that fully protects the integrity of the membrane. Any roof damage caused by Tenant or any of Tenant’s agents, representative, employees, contractors, subcontractors or invitees shall be made at Tenant’s sole cost and expense by a roofing contractor selected by Landlord. Landlord, in its sole discretion, may require Tenant to install, at Tenant’s sole cost and expense, rooftop walk pads if Landlord considers such pads necessary to protect the integrity of the roof membrane.

iv.
Tenant, in the exercise of its Rooftop Rights granted herein, shall not at any time (as determined by Landlord in its sole judgment), disrupt Building operations, including but not limited to, blocking access to or in any way obstructing Building entrances, lobbies, hallways, elevators, or interfere or hinder the use of the Building’s loading docks. Any work activities deemed disruptive to Building operations, including but not limited to core drillings, must be performed after normal business hours as defined by Landlord.

v.
Tenant shall, at is sole cost and expense, repair or refinish any surface of the Building damaged by or during the installation, operation, maintenance or removal of Tenant’s Equipment or Connecting Equipment and caused by Tenant or any of its agents, representatives, employees, contractors, subcontractors, or invitees. In the event Tenant fails to promptly repair or refinish any such damage, Landlord may, in its sole discretion, repair or refinish such damage to Landlord’s satisfaction and Tenant shall reimburse Landlord for all costs and expenses incurred in such repair or refinishing together with an administrative charge of fifteen percent (15%) of such costs and expenses. All such sums shall be deemed to be Additional Rent payable to Landlord.

vi.
Tenant shall attach a label to (i) all rooftop Equipment and Connecting Equipment located on the rooftop and (ii) to all cabling passing through all Building common area equipment and telephone rooms. Each label shall included, at a minimum, the following information:

a.	Tenant’s name;
b.	Rooftop Lease #;
c.	If cabling, the floor where the cable originates and the floor where it terminates;

vii.
Tenant shall obtain, at its sole cost and expense, prior to the commencement of any construction activities or Equipment or Connecting Equipment installations, any necessary federal, state, and municipal permits, licenses and approvals. Tenant’s Equipment and Connecting Equipment shall comply with all applicable safety standards, as modified from time to time, of any governing body with jurisdiction over Tenant’s operations.

viii.	Any specialized use of the elevators must be coordinated with Landlord’s property manager.

ix.	Tenant must properly dispose of all packing material and refuse in accordance with the Rules and Regulations.

(i)Tenant’s Covenants.

a.	Tenant shall at its sole cost and expense, maintain the Equipment and Connecting Equipment in proper operating condition and maintain same in a safe condition.

b.
Tenant’s Equipment and Connecting Equipment shall not disrupt, adversely affect, or interfere with (i) the operation of any existing communications equipment at the Building, (ii) any tenant’s or occupant’s use or operation of communications or computer devices, or (iii) the operation of any Building system. In the event interference occurs, Tenant shall correct such interference within twenty-four (24) hours after receiving written notice that such interference is possibly caused by Tenant’s Equipment. Landlord reserves the right to disconnect power to any of Tenant’s Equipment in the event Tenant fails to correct such interference within such twenty-four (24) hour period. Tenant hereby releases Landlord from any and all liability and damages, which results or possibly results from any such disconnection.

(j) Utility Service. In the event Tenant’s Equipment requires utility service beyond the limits set forth in the Lease, Tenant shall pay for all related utility costs. Subject to availability as determined by Landlord in its reasonable discretion, Tenant may connect to the existing electrical service to the Building provided that

Tenant, at Tenant’s sole expense, installs an Emon Dmon sub-meter capable of measuring both electricity consumption and demand. In such event, Tenant shall reimburse Landlord for the costs of Tenant’s electrical use, including Landlord’s administrative charge of $20.00 per month for meter reading and administrative processing. Landlord shall invoice Tenant on a monthly basis (or such other billing cycle as may be mutually acceptable to both Landlord and Tenant), and all sum due related to Tenant’s electrical usage shall be due to Landlord as Additional Rent. Landlord shall have no liability to Tenant or any third party for any interruption, curtailment, stoppage, or suspension of any utility service.

(k) Access. Tenant hereby acknowledges that for reasons of safety and security, Landlord must restrict access to the Building rooftop and Building common areas to authorized personnel only. Landlord agrees that Tenant’s authorized representative shall have access to the Equipment Space during normal business hours (typically defined as 7:30 a.m. to 4:30 p.m., Monday through Friday, excluding Holidays) free of charge. Access after normal business hours will require Landlord to dispatch personnel and Tenant shall reimburse Landlord, as Additional Rent, for the associated personnel costs at Landlord’s then current overtime hourly billable rate (Landlord’s overtime rate is currently $52.50 per hour). Except in the event of an emergency, Tenant agrees to give at least twenty-four (24) hours notice to Landlord of its intent to enter the Equipment Space. At the time such notice is given, Tenant shall inform Landlord of the names of the person(s) who will be accessing the Equipment Space, the reasons for the entry, and the expected duration of the work to be performed. Tenant acknowledges that Landlord may not maintain personnel on-site and any requested access without prior notification may result in unavoidable and unpredictable delays. At no time shall Tenant or any of Tenant’s agents, employees, contractors, subcontractors, or representative attempt to connection, tamper with, adjust, alter, or otherwise affect the operation of any equipment or systems belonging to Landlord or any other third-party without the prior written approval of Landlord or the affected third-party, as appropriate. Landlord reserves the right, in its sole discretion, to select or approve any contractor whose work activities will connect, interact with, or potentially affect any Building equipment or systems.

(l) Relocation. Landlord, at its sole expense and discretion, may require Tenant to relocate any or all of the Equipment and Connecting Equipment located on the rooftop or within the Building, provided that such relocation does not materially and adversely impair the operation of the Equipment and Connecting Equipment or materially degrade the quality of transmission of the Equipment and Connecting Equipment. In the event Landlord requires Tenant to relocate Tenant’s Equipment or Connecting Equipment, as the case may be, Tenant shall within sixty (60) days either: (i) terminate this License upon written notice to Landlord; or (ii) commence efforts to relocate the Equipment or the Connecting Equipment, as the case may be, and complete their relocation with on hundred twenty (120) days of the date of Landlord’s original notice to Tenant to relocate, in which event Landlord shall reimburse Tenant for any reasonable, actual, out-of-pocket costs or expenses paid by Tenant to third parties in connection with such relocation. Landlord will permit Tenant to perform a standard cutover procedure, if required by any relocation of Equipment, which will ensure that the relocated Equipment is operational for services prior to discontinuing service from the old location. In the event all or a portion of the roof membrane must be repaired or replaced, or any other Building maintenance need arises that requires the temporary removal of the Equipment and Connecting Equipment, Tenant shall be fully responsible, at its sole cost and expense, for the removal and re-installation of all Equipment. Except in the case of emergencies, Landlord shall provide Tenant with forty-eight (48) hours notice of any planned repairs or replacements that will require the removal of Tenant’s Equipment, unless Landlord is unable to provide forty-eight (48) hours notice due to the nature of the repair or replacement, in which event Landlord shall provide as much notice as reasonably possible. Landlord shall promptly notify Tenant when the repair or replacement is complete and the re-installation of the Equipment may commence. All Equipment shall be re-installed in strict accordance with the specifications previously approved by Landlord and in effect at the time of the Equipment’s removal. Landlord shall have no liability to Tenant or any third-party for any losses incurred as a result of the relocation and re-installation.

(m) Removal. Provided Tenant is not in default under the terms of the Lease or its obligations under the Rooftop Rights granted herein, Tenant may, prior to the Expiration Date, remove its Equipment from the Building; provided, however, Tenant shall repair all damage caused by such removal and perform such restoration as may be required under the terms of the Lease. In any event, Tenant shall remove all of its Equipment and Connecting Equipment (unless Tenant obtains Landlord’s prior written consent to allow the Connecting Equipment, or portions thereof, to remain in place and become the property of Landlord, such consent to be at Landlord’s sole discretion) prior to the Expiration Date or earlier termination (for whatever cause) of Tenant’s Rooftop Rights. In the event Tenant’s Equipment and Connecting Equipment or any portion thereof (excepting any Connecting Equipment to remain in place per Landlord’s consent as described above) is not removed prior to the Expiration Date or earlier termination of Tenant’s Rooftop Rights, such property shall be deemed abandoned by Tenant and Landlord may dispose of same in whatever manner Landlord may elect without any liability to Tenant. Any expenses incurred by Landlord as a result of the removal and disposition of

Tenant’s Equipment and Connecting Equipment, or any portion thereof, deemed abandoned by Tenant shall be paid to Landlord by Tenant within thirty (30) days of Tenant’s receipt of Landlord’s invoice.

(n) Assignment - Sublicense. Tenant shall not assign, sublicense, or otherwise transfer the Rooftop Rights or any portion there of without Landlord’s prior written consent, which Landlord shall determine in its sole discretion. Not withstanding the foregoing, Tenant shall have the right, without Landlord’s consent, but upon written notification to Landlord, to assign or sublicense Tenant’s Rooftop Rights to any permitted subtenant or assignee which assumes the obligations of Tenant, and continues the same permitted use set for the in the terms and conditions set forth herein. Landlord must be given prior written notice of any such assignment or sublicense, and failure to do so shall be a default by Tenant hereunder. Acceptance of Rooftop Rent payments by Landlord after any non-permitted assignment shall not constitute approval thereof by Landlord. In no event shall Tenant’s Rooftop Rights be assignable by operation of any law, and Tenant’s rights hereunder may not become, and shall not be listed by Tenant s an asset under any bankruptcy, insolvency or reorganization proceedings. Tenant is not, may not become, and shall never represent itself to be an agent of Landlord, and Tenant acknowledges that Landlord’s title is paramount, and that it can do nothing to affect or impair Landlord’s title. If Tenant’s Rooftop Rights shall be assigned or sublicensed by Tenant at a Rooftop Rent that exceeds the Rooftop Rent to be paid to Landlord hereunder, then any such excess shall be paid over to Landlord by Tenant.

EXHIBIT D-1 TO ROOFTOP LICENSE AGREEMENT
[Equipment]

EXHIBIT E
[MONUMENT SIGNAGE]

EXHIBIT F

[NON-DISTURBANCE AND ATTORNMENT AGREEMENT]

(Sample)

RECORDING REQUESTED BY

_____________________________

WHEN RECORDED MAIL TO

The Northwestern Mutual Life Ins. Co.
720 East Wisconsin Ave. - Rm N16WC
Milwaukee, WI 53202
Attn:
Loan No.                                                                                                                                                                                  SPACE ABOVE THIS LINE FOR RECORDER’S USE

NON-DISTURBANCE AND ATTORNMENT AGREEMENT

THIS AGREEMENT is entered into as of , 2004, between Brown & Brown, Inc., a Florida corporation, whose mailing address is 401 E. Jackson Street, Suite 1700, Tampa, Florida 33602 ("Tenant"), Highwoods/Florida Holdings, L.P., a Delaware limited partnership, whose mailing address is 3111 W. Martin Luther King Boulevard, Suite 300, Tampa, Florida 33607, ("Borrower"), and THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY, a Wisconsin corporation ("Lender"), whose address for notices is 720 East Wisconsin Avenue, Milwaukee, WI 53202, Attention: Real Estate Investment Department, Reference Loan No.  .

RECITALS

A.    Tenant is the lessee or successor to the lessee, and Borrower is the lessor or successor to the lessor under a certain lease dated  , 2004 (the "Lease").

B.    Lender has made, or will make, a mortgage loan to be secured by a mortgage, deed to secure a debt or deed of trust from Borrower for the benefit of Lender (as it may be amended, restated or otherwise modified from time to time, the "Lien Instrument") encumbering the fee title to and/or leasehold interest in the land described in Exhibit A attached hereto and the improvements thereon (collectively, the "Property"), wherein the premises covered by the Lease (the "Demised Premises") are located.

C.    Borrower and Lender have executed, or will execute, an Absolute

Assignment of Leases and Rents (the "Absolute Assignment"), pursuant to which (i) the Lease is assigned to Lender and (ii) Lender grants a license back to Borrower permitting Borrower to collect all rents, income and other sums payable under the Lease until the revocation by Lender of such license, at which time all rents, income and other sums payable under the Lease are to be paid to Lender.

D.    Lender has required the execution of this Agreement by Borrower and Tenant as a condition to Lender making the requested mortgage loan or consenting to the Lease, and Tenant has required the execution of this Agreement by Lender and Borrower as a condition to Tenant entering into the Lease.

E.    Tenant acknowledges that, as its consideration for entering into this Agreement, Tenant will benefit by entering into an agreement with Lender concerning Tenant’s relationship with any purchaser or transferee of the Property (including Lender) in the event of foreclosure of the Lien Instrument or a transfer of the Property by deed in lieu of foreclosure (any such purchaser or transferee and each of their respective successors or assigns is hereinafter referred to as "Successor Landlord").

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Tenant, Borrower and Lender agree as follows:

1.    Tenant and Borrower agree for the benefit of Lender that:

(a)	Tenant shall not pay, and Borrower shall not accept, any rent or additional rent more than one month in advance;

(b)
Except as specifically provided in the Lease, Tenant and Borrower will not enter into any agreement for the cancellation of the Lease or the surrender of the Demised Premises without Lender’s prior written consent;

(c)
Tenant and Borrower will not enter into any agreement amending or modifying the Lease without Lender’s prior written consent, except for amendments or modifications specifically contemplated in the Lease, including without limitation, those confirming the lease commencement date, the rent commencement date, the term, the square footage leased, the renewal or extension of the Lease, or the leasing of additional space at the Property;

(d)	Tenant will not terminate the Lease because of a default thereunder by

Borrower unless Tenant shall have first given Lender written notice and a reasonable opportunity to cure such default; and
(e)
Tenant, upon receipt of notice from Lender that it has exercised its rights under the Absolute Assignment and revoked the license granted to Borrower to collect all rents, income and other sums payable under the Lease, shall pay to Lender all rent and other payments then or thereafter due under the Lease, and any such payments to Lender shall be credited against the rent or other obligations due under the Lease as if made to Borrower.

(f)
Tenant will not conduct any dry cleaning operations on the Demised Premises using chlorinated solvents nor will Tenant use any chlorinated solvents in the operation of their business on the Demised Premises.

(g)
Tenant shall pay any and all termination fees due and payable under the Lease directly to Lender to be held by Lender/directly to Lender to be held in an account satisfactory to Lender and such fees shall be applied by Lender as follows: [DRAFTER: INSERT LANGUAGE PER STAC 320/321 OF LOAN COMMITMENT.]

2.    Subject to the terms of this Agreement, the Lease is hereby subordinated in all respects to the Lien Instrument and to all renewals, modifications and extensions thereof, subject to the terms and conditions hereinafter set forth in this Agreement, but Tenant waives, to the fullest extent it may lawfully do so, the provisions of any statute or rule of law now or hereafter in effect that may give or purport to give it any right or election to terminate or otherwise adversely affect the Lease or the obligations of Tenant thereunder by reason of any foreclosure proceeding.

3.    Borrower, Tenant and Lender agree that, unless Lender shall otherwise consent in writing, the fee title to, or any leasehold interest in, the Property and the leasehold estate created by the Lease shall not merge but shall remain separate and distinct, notwithstanding the union of said estates either in Borrower or Tenant or any third party by purchase, assignment or otherwise.

4.    If the interests of Borrower in the Property are acquired by a Successor Landlord:

(a)
If Tenant shall not then be in default in the payment of rent or other sums due under the Lease or be otherwise in material default under the Lease (in each case, beyond the expiration of applicable notice and cure periods), the Lease shall not terminate or be terminated and the rights of Tenant thereunder shall continue in full force and effect except as provided in this Agreement;

(b)
Tenant agrees to attorn to Successor Landlord as its lessor; Tenant shall be bound under all of the terms, covenants and conditions of the Lease for the balance of the term thereof, including any renewal options which are exercised in accordance with the terms of the Lease;

(c)	The interests so acquired shall not merge with any other interests of Successor Landlord in the Property if such merger would result in the termination of the Lease;

(d)
If, notwithstanding any other provisions of this Agreement, the acquisition by Successor Landlord of the interests of Borrower in the Property results, in whole or part, in the termination of the Lease, there shall be deemed to have been created a lease between Successor Landlord and Tenant on the same terms and conditions as the Lease for the remainder of the term of the Lease, except as modified by this Agreement, with renewal options, if any; and

(e)
Successor Landlord shall be bound to Tenant under all of the terms, covenants and conditions of the Lease, and Tenant shall, from and after Successor Landlord’s acquisition of the interests of Borrower in the real estate, have the same remedies against Successor Landlord for the breach of the Lease that Tenant would have had under the Lease against Borrower if the Successor Landlord had not succeeded to the interests of Borrower; provided, however, that Successor Landlord shall not be:

(i)
Liable for the breach of any representations or warranties set forth in the Lease or for any act, omission or obligation of any landlord (including Borrower) or any other party occurring or accruing prior to the date of Successor Landlord’s acquisition of the interests of Borrower in the Demised Premises, except for any repair and maintenance obligations of a continuing nature as of the date of such acquisition;

(ii)
Subject to any offsets or defenses which Tenant might have against any landlord (including Borrower) prior to the date of Successor Landlord’s acquisition of the interests of Borrower in the Demised Premises except to the extent that such offsets (a) were used to fund the Allowance (as defined in the Lease), including interest, or to fund the repairs, maintenance or other actions which would otherwise be an obligation of Successor Landlord upon its acquisition of the interests of Borrower in the Property and (b) in the case of Lender becoming Successor Landlord, concerning which Lender has in fact received timely notice and an opportunity to cure prior to Tenant gaining, or taking action by which it would gain, the right to so offset against rents;

(iii)	Liable for the return of any xecurity deposit under the Lease unless such security deposit shall have been actually deposited with Successor Lanlord;Premises to any third party;

(iv)	Bound to Tenant for any claims arising subsequent to the date upon which Successor Landlord transfers its interest in the Demised Premises to any third party;

(v)	Liable to Tenant under any indemnification provisions set forth in the Lease arising prior to Successor Landlord's acquisition of the interests of Borrower in the Property; or

(vi)	Liable for any damages in excess of Successor Landlord’s equity in the Property.

The provisions of this paragraph shall be effective and self-operative immediately upon Successor Landlord succeeding to the interests of Borrower without the execution of any other instrument.

               5.    Tenant represents and warrants that Tenant, to its actual knowledge: (i) is not a person or entity with whom Lender is restricted from doing business with under regulations of the Office of Foreign Asset Control ("OFAC") of the Department of the Treasury (including, but not limited to, those named on OFAC's Specially Designated and Blocked Persons list) or under any statute, executive order (including, but not limited to, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action; (ii) is not knowingly engaged in, and shall not knowingly engage in, any dealings or transaction or knowingly be otherwise associated with such persons or entities described in (i) above; and (iii) is not a person or entity whose activities violate the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or the regulations or orders thereunder.

6.    This Agreement may not be modified orally or in any other manner except by an agreement in writing signed by the parties hereto or their respective successors in interest. In the event of any conflict between the terms of this Agreement and the terms of the Lease, the terms of this Agreement shall prevail. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective heirs, successors and assigns, and shall remain in full force and effect notwithstanding any renewal, extension, increase, or refinance of the indebtedness secured by the Lien Instrument, without further confirmation. Upon recorded satisfaction of the Lien Instrument, this Agreement shall become null and void and be of no further effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

TENANT:	BROWN & BROWN, INC.

	By:	_____________________________________________________
	Attest:	_______________________________________________
Secretary

BORROWER:	HIGHWOODS/FLORIDA HOLDINGS, L.P., a Delaware limited partnership
By: Highwoods/Florida GP Corp., its general partner
By:	_______________________________________
Stephen A. Meyers
Title:	Vice President - Tampa
Attest:	_______________________________________

LENDER:	THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY, a Wisconsin corporation
By:	Northwestern Investment Management Company, LLC, a Delaware limited liability company, its wholly-owned affiliate and authorized representative
By: _______________________________ , Managing Director

Attest: ____________________________ , Assistant Secretary